Exhibit 2.1

Share Sale Deed

The PMI Group, Inc.

QBE Lenders’ Mortgage Insurance Limited

QBE Insurance Group Limited

Allens Arthur Robinson

10/F Jardine House

1 Connaught Place

Central

Hong Kong

Tel 852 2840 1202

Fax 852 2840 0686

www.aar.com.au

© Copyright Allens Arthur Robinson 2008

Share Sale Deed

Table of Contents

1.	Definitions and Interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	9
	1.3	Consents or approvals	10
	1.4	Method of payment	10
	1.5	Interest on amounts payable	10
	1.6	Withholding Taxes	11
	1.7	Exchange rate	11

2.	Sale and purchase of Shares		11
	2.1	Agreement to sell and purchase the Shares	11
	2.2	Title and property	11

3.	Conditions Precedent		11
	3.1	Conditions Precedent	11
	3.2	Benefit and waiver of Conditions Precedent	12
	3.3	Reasonable endeavours and co-operation	13
	3.4	Notifications	13
	3.5	Reimbursement of transaction costs for investments	13

4.	Purchase Price		14

5.	Adjustment for Pre-Completion Adjustment Amount		14

6.	Not used		14

7.	Adjustment for Pre-Completion Claims		14
	7.1	Increase in Prime Rate	14
	7.2	Breach of Vendor’s Warranties	15
	7.3	Breach of Vendor’s obligations	15
	7.4	Material Adverse Effect	16
	7.5	Determination of any Pre-Completion Claim	16
	7.6	Full and final settlement	17
	7.7	Aggregate Pre-Completion Claims in excess of limit	17

8.	Transitional Services		17

9.	Completion		18
	9.1	Time and Place	18
	9.2	Notice to Vendor	18
	9.3	Deliveries by the Purchaser	18
	9.4	Deliveries by the Vendor	18
	9.5	Power of Attorney	20
	9.6	Interdependence	20

10.	Conduct of Business pending Completion		20
	10.1	Vendor obligations	20
	10.2	Consultation and consent	22
	10.3	Factors relevant to Vendor’s obligations	22

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Share Sale Deed

	10.4	Access and information	22

11.	Inter-company Agreements		23

12.	Transaction Bonuses and COC Payments		24

13.	Non-competition		24

14.	Vendor Warranties		26
	14.1	Warranties regarding the Vendor and the Company	26
	14.2	Other Warranties excluded	26
	14.3	When Warranties given	26
	14.4	Knowledge, belief or awareness as to Warranties	26
	14.5	Disclosures	27
	14.6	Separate Warranty	27
	14.7	Purchaser’s acknowledgement	27
	14.8	Liabilities indemnity	28
	14.9	Conditions of payment and Claims for breach	28
	14.10	Acknowledgments	30
	14.11	Dealing with Warranty breach after Completion and Third Party Claims	31
	14.12	Proceedings in respect of a Claim	33
	14.13	Taxation offset	33
	14.14	Restructure or disposal of the Business	33
	14.15	Reduction of Purchase Price	34
	14.16	Adjustment to the Note	34
	14.17	Remedies for breach of Warranty	34
	14.18	Control of taxation returns, etc	34
	14.19	Tax relief	36
	14.20	Liability where breach	36
	14.21	Independent limitations	36
	14.22	Data room CD-ROM	37

15.	Vendor Marks		37

16.	Personal Liability		38

17.	Note Issuer and Purchaser Warranties		39

18.	Costs and Duty		39

19.	Communications		39
	19.1	Public and other announcements	39
	19.2	Agreement on Communications	39

20.	Confidentiality		40

21.	Termination		41
	21.1	Termination	41
	21.2	Effect of Termination	41

22.	Merger		42

23.	Further Actions		42

24.	Entire Agreement		42

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Share Sale Deed

25. No representation or reliance	42

26. Assignment	42

27. Amendment and Waiver	43

28. Severability of Provisions	43

29. Notices	43

30. Governing Law and Jurisdiction	44

31. Counterparts	44

Schedule 1
Company
Schedule 2
Not used
Schedule 3
Not used
Schedule 4
Purchaser Warranties
Schedule 5
Vendor Warranties
Schedule 6
Disclosure Material
Schedule 7
Transitional Services Agreement

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Share Sale Deed

Date	2008

Parties

1.	The PMI Group, Inc. of 3003 Oak Road, Walnut Creek, CA 94597, United States of America (the Vendor).

2.	QBE Lenders’ Mortgage Insurance Limited ABN 70 000 511 071 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Purchaser).

3.	QBE Insurance Group Limited ABN 28 008 485 014 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Note Issuer).

Recitals

A	PMI Mortgage Insurance Asia Limited is a company incorporated in Hong Kong (the Company).

B	The Vendor is the registered holder and beneficial owner of all issued shares in the capital of the Company (the Shares).

C	The Vendor has agreed to sell the Shares to the Purchaser, and the Purchaser has agreed to purchase the Shares from the Vendor on the terms of this Deed.

D	PMI Mortgage Insurance Co. (PMIC), a wholly-owned subsidiary of the Vendor sold the shares in PMI Mortgage Insurance Australia (Holdings) Pty Limited ABN 98 087 483 958, a company registered in the Australian Capital Territory, to QBE Holdings (AAP) Pty Limited ABN 26 000 005 881 on the terms of a share sale agreement dated 14 August 2008 (the Australian Sale Agreement). The transaction under the Australian Sale Agreement completed on 23 October 2008.

The Australian Sale Agreement provided for the issuance of a Note Deed which is relevant to this Deed.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Accrued Entitlements means the total amount of accrued but untaken annual leave, annual leave loading, long service leave, sick leave and any other employee entitlement calculated in accordance with any of the accrual policies of the Company or relevant leave legislation applying as at the date of Completion (whichever results in the greater calculation).

Share Sale Deed

Adviser means, in relation to an entity, a financier, financial adviser, corporate adviser, accounting adviser, auditor, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity to the market in general and who has been engaged by that entity.

Assessment means, in relation to Tax or Duty, any notice of assessment or amended assessment or other document of any kind issued or served or deemed to be issued or served by a Taxation Authority which notifies or imposes, or is deemed to notify or impose, a Liability to pay Tax or Duty.

ASX means ASX Limited (ABN 98 008 624 691) or, as the context requires, the financial market operated by it.

ASX Listing Rules means the official listing rules of the ASX.

Audit means, in relation to Tax or Duty, any audit, investigation, review, information request or other enquiry of any kind undertaken by a Taxation Authority.

Audited HKGAAP 2007 Financial Statements means the statements of income, changes in equity and cash flows of the Company for the fiscal year ended 31 December 2007 and balance sheet of the Company as at such date, together with the notes thereto, prepared in accordance with HKGAAP and audited by Ernst & Young as set out in Schedule 2 of the Disclosure Letter.

Business means the business carried on by the Company as described in clause 11(f).

Business Day means any day other than Saturday, Sunday or any other day on which banks in the city of New York, USA or Sydney, Australia are required to close.

Cash Purchase Price means the sum of US$51,535,481.45 subject to adjustment under this Deed.

Claim means, in relation to a party, a demand, claim, action or Legal Proceeding made or brought by or against the party, however arising and whether present, unascertained, immediate, future or contingent.

Communications means all forms of communications, whether written, oral, in electronic format or otherwise, and whether direct or indirect via agents or Representatives.

Companies Ordinance means the Companies Ordinance (Cap 32 of the laws of Hong Kong).

Company Securities means any shares or other equity interests in, or securities of the Company or any securities, rights or obligations convertible into, exchangeable for or exercisable to acquire any securities of the Company.

Completion means completion by the parties of the sale and purchase of the Shares under this Deed as provided in clause 9.

Completion Date means, unless otherwise agreed in writing by the parties, the third Business Day after:

(a)	where none of clauses 7.1, 7.2, 7.3, 7.4 or 7.7 are triggered, the Conditions Precedent Satisfaction Date; or

Share Sale Deed

(b)	where any of clauses 7.1, 7.2, 7.3 or 7.4 is triggered, the later of the Conditions Precedent Satisfaction Date and the date that all Pre-Completion Claims are determined in accordance with clause 7.5; or

(c)	where clause 7.7 is triggered, the later of the Conditions Precedent Satisfaction Date and the date agreed between the parties under that clause.

Conditions Precedent has the meaning given in clause 3.

Conditions Precedent Satisfaction Date means the date on which all the Conditions Precedent are satisfied or waived in accordance with this Deed.

Confidentiality Agreement means the confidentiality agreement entered into on 15 May 2008 by and between the Vendor, the Note Issuer, the Company, PMI Mortgage Insurance Australia (Holdings) Pty Limited and PMI Europe Holdings Limited.

Consent means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any person.

Contract means any agreement, contract, lease, note, mortgage, indenture or license, whether written or oral.

Control (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the decision making or management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Data Room means the electronic data room maintained by IntraLinks, Inc. on behalf of the Vendor, in which the Purchaser and its Representatives have had access to information and materials relating to, among other things, the Company and the Shares.

Data Room CD ROM means the CD ROM confirmed in writing by the Vendor and Purchaser in accordance with clause 14.22.

Data Room Documentation means:

(a)	all documentation contained in the Data Room and provided to the Purchaser and its officers, employees, agents, advisers and financiers up to and including 7pm (AEST) 12 December 2008 as evidenced by the Data Room CD ROM, or if a Data Room CD ROM has not been confirmed in accordance with clause 14.22, by accessing the Data Room; and

(b)	any other documents agreed between the Purchaser and the Vendor in writing as being Data Room Documentation.

Disclosure Letter means the letter executed by the Vendor and delivered to the Purchaser on or prior to the date of this Deed in relation to the Warranties.

Disclosure Material means an item of information, communication or disclosure contained in the categories of information referred to in Schedule 6.

Duty means any stamp, transaction or registration duty or similar charges imposed by any Governmental Entity and includes any interest, fine, penalty, charge or other amount imposed in respect of them, but excludes Tax.

Effective Date means 30 June 2008.

Share Sale Deed

Employee means any current or former employee of the Company.

End Date means the date which is 5 months following the date of execution of this Deed or such later date as may be agreed by the parties.

Environment means components of the earth, including:

(a)	land, air and water, and

(b)	any layer of the atmosphere, and

(c)	any organic or inorganic matter and any living organism, and

(d)	human-made or modified structures and areas,

and includes interacting natural ecosystems that include components referred to in paragraphs (a)–(c).

Governmental Entity means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, agency, instrumentality, board or tribunal, whether in Hong Kong or otherwise. It includes the Insurance Authority and the Hong Kong Companies Registry.

Governmental Order means any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.

Guarantees means:

(a)	the Credit Enhancement Guarantee dated 22 May 2006 between PMI Mortgage Insurance Company Limited, Ireland and The Hong Kong Mortgage Corporation Limited;

(b)	the Credit Enhancement Guarantee dated 30 December 2005 between PMI Mortgage Insurance Company Limited and Hang Seng Insurance Company Limited; and

(c)	the Credit Enhancement Guarantee dated 20 October 2005 between PMI Mortgage Insurance Company Limited and Asia Insurance Company Limited.

HKMC Guarantee means the Credit Enhancement Guarantee dated 22 May 2006 between PMI Mortgage Insurance Company Limited, Ireland and The Hong Kong Mortgage Corporation Limited.

HKGAAP means generally accepted accounting standards in Hong Kong, being the requirements of Hong Kong financial reporting standards, the requirements of the Companies Ordinance in relation to the preparation and contents of accounts, and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Hong Kong for companies similar to the Company.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Income Tax means tax imposed on income, profits or gains (including capital gains) including profits tax in Hong Kong.

Income Year means a financial year or other period of 12 months in respect of which Income Tax is payable, or any period in lieu thereof.

Information Memorandum means the Confidential Information Memorandum in relation to, amongst other things, the Company, dated 9 May 2008.

Share Sale Deed

Insolvency Event in relation to a party, means any of the following:

(a)	a petition is presented, or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with a view to the appointment of an administrator (whether out of court or otherwise) or for the winding up of the party or an administration order or a winding up order is made against or a provisional liquidator appointed with respect to the party;

(b)	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any part of the business or assets of the party, or distress or any form of execution is levied or enforced upon or sued out against any of those assets and is not discharged within seven days of being levied, enforced or sued out;

(c)	the party is unable to pay its debts as they fall due or the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities, or it suspends or threatens to suspend making payments with respect to all or any class of its debts;

(d)	the party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors;

(e)	anything analogous to any of the events described in paragraphs (a) – (d), inclusive, occurs under the laws of any applicable jurisdiction, including insurance laws, in which the party conducts business; or

(f)	the party ceases to carry on the whole or any material part of its business and that cessation would be reasonably likely to affect adversely the party’s ability to observe and perform properly and punctually any of its obligations under this Deed.

Insurance Authority means the Hong Kong Office of the Commissioner of Insurance.

Insurance Ordinance means Insurance Companies Ordinance (Cap 41 of the laws of Hong Kong).

Intellectual Property means all trademarks, service marks, logos, trade names, corporate names, brand names, trade dress, Internet domain names and the goodwill of any business symbolized thereby (Trademarks), inventions, discoveries, patents, confidential information, trade secrets, know-how and copyrights and copyrightable works and all applications and registrations for any of the foregoing.

Inter-company Agreements means the agreements listed in Schedule 9 of the Disclosure Letter.

KPMG means KPMG Hong Kong.

Law means any statute, ordinance, rule, regulation, ruling, judgment, order, prudential standard, injunction, decree, declaration, arbitral award, requirement or permit of a Governmental Entity, which exists and is enforceable.

Legal Proceeding means any foreign or domestic judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

Share Sale Deed

Liabilities means Claims, Losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Loss means any and all losses, Liabilities, Claims, fines, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), reasonable costs and expenses (including, without limitation, interest and penalties with respect thereto and reasonable attorneys’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including without limitation any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law or Contract; provided, however, that such Loss excludes any loss that has been accrued for or reserved against in the Unaudited Financial Statements (to the extent of such existing reserves).

Material Adverse Effect means any event, circumstance or matter (or series of events, circumstances or matters) that would reasonably be expected to have a material adverse effect on:

(a)	in the case of the Vendor, the ability of the Vendor to perform its obligations under this Deed or to consummate the transactions contemplated hereby; or

(b)	in the case of the Company the business, assets, financial condition or results of operations of the Company;

(c)	in the case of the Purchaser, the business, assets, financial condition or results of operations of the Purchaser, or the ability of the Purchaser to perform its obligations under this Deed or to consummate the transactions contemplated by this Deed; and

(d)	in the case of the Note Issuer, the business, assets, financial condition or results of operations of the Note Issuer, or the ability of the Note Issuer to perform its obligations under this Deed or to consummate the transactions contemplated by this Deed, provided, however, that any such effect resulting or arising from or relating to:

(i)	any change in Law or interpretations thereof post Completion;

(ii)	any change in general economic or political conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism) that in each case are not targeted specifically at the Company and do not directly affect the assets of the Company;

(iii)	any change in financial, securities or other market conditions (including prevailing interest rates) generally;

(iv)	any adverse development with respect to the Vendor’s Subsidiaries (other than the Company) including, without limitation, further downgrades of any of their insurer financial strength ratings or the failure to re-obtain AA category ratings from a Rating Agency; or

(v)	any change resulting from or arising out of the announcement of, or actions taken in accordance with, the provisions of this Deed,

Share Sale Deed

shall not be considered when determining if a Material Adverse Effect has occurred or would be reasonably expected to occur unless such matters would be reasonably expected to have a materially greater adverse effect on the relevant person referred to in paragraphs (a), (b), (c) or (d) above (as the case may be) than on the participants in the mortgage insurance industry generally in Hong Kong.

Material Contracts means the contracts listed in Schedule 8 of the Disclosure Letter.

Net Tangible Assets means US$55,714,034, being the value of net tangible assets of the Company as at the Effective Date which has been calculated as the Company’ shareholders’ equity as of that date, minus the Company’ intangible assets of that date, using USGAAP using an agreed exchange rate of US$1/HK$7.8.

Note has the meaning given in the Australian Sale Agreement.

Note Deed has the meaning given in the Australian Sale Agreement.

Officer means, in relation to an entity, its directors, officers and employees.

Permitted Security Interest means:

(a)	a charge or lien arising in favour of a Governmental Entity by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)	any mechanics’, workmen’s or other like lien arising in the ordinary course of business;

(c)	any retention of title arrangement undertaken in the ordinary course of day-to-day trading.

Pre-Completion Claim means a Pre-Completion Prime Rate Increase Claim, Pre-Completion Warranty Claim, Pre-Completion Performance Claim and Pre-Completion Material Adverse Effect Claim.

Pre-Completion Interest Amount has the meaning given in clause 5.

Pre-Completion Material Adverse Effect Claim has the meaning given in clause 7.4(b).

Pre-Completion Performance Claim has the meaning given in clause 7.3(a).

Pre-Completion Prime Rate Increase Claim has the meaning given in clause 7.1(b).

Pre-Completion Warranty Claim has the meaning given in clause 7.2(a).

Prime Rate means the current Hong Kong Dollar best lending rate published by The Hongkong and Shanghai Banking Corporation Limited on its website which is in effect from time to time.

Purchaser Group means the Purchaser and its Related Companies (including the Company after Completion).

Purchaser Group Member means any member of the Purchaser Group.

Purchase Price means US$51,535,481.45, being 92.5% of the Net Tangible Assets, subject to adjustment under this Deed.

Purchaser Warranties means the representations and warranties set out in Schedule 4.

Rating Agencies means Fitch Ratings Ltd., Standard and Poor’s Ratings Services and Moody’s Investor Service; and Rating Agency means any of these.

Records, in relation to the Company, means the Disclosure Material and all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into

Share Sale Deed

existence before, on or after the date of this Deed, belonging or relating to or used by the Company in connection with the Business including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, insured lists, intermediary lists, and price lists, whether written, on computer disks or tapes or other machine readable form.

Related Company has the meaning given in section 49BA(9) of the Companies Ordinance.

Representative means, in relation to a party:

(a)	a Related Company of the party;

(b)	an Officer of the party or any of the party’s Related Companies; or

(c)	an Adviser to the party or any of the party’s Related Companies.

Representatives means in relation to a person or entity, its officers, employees, agents, advisers or financiers.

SEC Reports means the Vendor’s forms, statements, reports and other documents filed with or furnished to the U.S. Securities and Exchange Commission prior to the date of this Deed.

Security Interest includes any interest or equity of any person in an asset (including any right to acquire the asset, an option over or pre-emption right in respect of the asset) or any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset but it excludes a Permitted Security Interest.

Shares means all the issued shares in the capital of the Company as set out in Schedule 1 agreed to be sold under this Deed and Share means any one of those shares.

Specified Material Contracts means the Material Contracts listed in Section 1.2 of Schedule 8 of the Disclosure Letter.

Subsidiary has the meaning given in section 2 of the Companies Ordinance.

Tax:

(a)	means a tax, levy, impost, fee, deduction, compulsory loan, charge, withholding or duty of any nature, including, without limitation, any Income Tax, value added, consumption or goods and services tax, gross receipts, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, payroll or workers’ compensation tax, or any liability for any of the foregoing (including all fines, additional tax, interest or penalties) which is assessed, levied, imposed or collected by a Governmental Entity under the Tax Act or any other statute, ordinance or law, in Hong Kong or elsewhere;

(b)	includes any Liability for the payment of any amounts of the kind described in paragraph (a) as a result of being a transferee or successor or a party to any agreement or any express or implied obligation to indemnify another person.

(c)	excludes Duty.

Tax Act means the Inland Revenue Ordinance (Cap 112 of the laws of Hong Kong).

Share Sale Deed

Tax Warranty means a warranty given in paragraphs 33 to 48 inclusive of Schedule 5.

Taxation Authority means any person or agency authorised by law to impose, collect or otherwise administer any Tax or Duty.

Tax Return means all returns, certifications, forms, reports or other information required to be supplied to any Taxation Authority relating to Taxes.

Third-Party Claim means any Claim made by any person other than a party, or a Related Company of a party, to this Deed.

Unaudited Financial Statements means the unaudited statements of income of the Company for the six months ended 30 June 2008 and year ending 31 December 2007, and the unaudited balance sheets of the Company as at such dates, prepared in accordance with USGAAP, as set out in Schedule 3 of the Disclosure Letter.

USGAAP means generally accepted accounting principles in the United States of America.

Vendor Group means the Vendor and each other entity that is or has been connected (for the purpose of any Tax Law) with the Company, other than the Company.

Vendor Group Member means any member of the Vendor Group.

Vendor Marks means any and all Trademarks owned by the Vendor or any of its Related Companies including without limitation, (in block letters or otherwise) “PMI” and “PMI Asia”, either alone or in combination with other Trademarks or words, and all Trademarks and other source indicators similar to any of the foregoing or embodying any of the foregoing, alone or in combination with other Trademarks or words.

Vendor Credit Agreement means that certain Revolving Credit Agreement dated as of 24 October 2006 among the Vendor, the lenders referred to therein, and Bank of America, N.A., as Administrative Agent, as amended.

Warranties means the representations and warranties contained in Schedules 4 and 5.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(e)	A reference to a clause or schedule is a reference to a clause of or a schedule of this Deed.

(f)	A reference to an agreement or document (including a reference to this Deed) is to the agreement or document as amended, supplemented, novated or replaced except to the extent prohibited by this Deed or that other agreement or document.

Share Sale Deed

(g)	A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(h)	A reference to a party to this Deed or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(i)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to Hong Kong dollars or HK$ is to the currency of Hong Kong and a reference to US dollars or US$ is to the currency of the United States of America.

(k)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(l)	Nothing in this Deed is to be interpreted against a party solely on the ground that the party put forward this Deed or any part of it.

1.3	Consents or approvals

Except as otherwise expressly set out in this Deed or the Disclosure Materials, if the doing of any act, matter or thing under this Deed is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion.

1.4	Method of payment

(a)	All payments required to be made under this Deed must be tendered at the recipient’s option by way of direct transfer of immediately available funds to the bank account(s) nominated in writing by the party to whom the payment is due.

(b)	Any payment tendered under this Deed after 4.00pm Hong Kong Time as applicable on any date will be taken to have been made on the next succeeding Business Day in the location where the funds are, or are to be received (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest will accrue under clause 1.5 accordingly unless due to delay or other default of the other party.

1.5	Interest on amounts payable

If a party fails to pay any amount payable by it under or in accordance with this Deed (including the Cash Purchase Price or the Note), the party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Pre-Completion Interest Rate (as defined in clause 5(c)(ii)), plus an additional margin of 1%, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the party may have against the other party at law or in equity.

Share Sale Deed

1.6	Withholding Taxes

If the Purchaser is required by law to deduct or withhold any amount on account of Hong Kong withholding tax from any payment, or part of any payment, made to the Vendor in accordance with this Deed, the Purchaser shall:

(a)	promptly pay the amount deducted or withheld to the relevant Taxation Authority; and

(b)	within 20 Business Days of the end of the month in which the deduction or withholding is made, deliver to the Vendor official receipts or other evidence of payment of that amount.

1.7	Exchange rate

For the purposes of clause 7, the US$/HK$ exchange rate shall be taken to be US$1/HK$7.8.

2.	Sale and purchase of Shares

2.1	Agreement to sell and purchase the Shares

Upon the terms and subject to the conditions described in this Deed, the Vendor agrees to sell and transfer to the Purchaser the Shares, and the Purchaser agrees to purchase the Shares from the Vendor free and clear of any Security Interests (in this instance, including free and clear of any Permitted Security Interest) and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion for the Purchase Price.

2.2	Title and property

Title to and property in the Shares shall:

(a)	until Completion, remain solely with the Vendor; and

(b)	subject to the provisions of this Deed, pass to the Purchaser with effect from Completion.

3.	Conditions Precedent

3.1	Conditions Precedent

Clause 2.1 will not bind the parties and Completion under clause 9 will not proceed unless and until the following conditions (the Conditions Precedent) are satisfied or waived in accordance with this Deed.

(a)	(Insurance Ordinance approval) – The Insurance Authority confirming in writing that it has no objection to implementation of the proposed transaction set out in this Deed in accordance with its terms under the Insurance Ordinance, either unconditionally or on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Note Issuer or the Purchaser.

(b)	(Third Party Consents) – All third party consents required to be obtained under the Specified Material Contracts due to a change of control of the Company as a result of Completion have been obtained either unconditionally or on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Note Issuer or the Purchaser.

Share Sale Deed

(c)	(Investments) – Any securities held in the investment portfolio of the Company (other than those exempted under Schedule 4 of the Disclosure Letter or otherwise by the agreement of the Purchaser and Vendor in writing) must be in cash, cash equivalent (being on deposit with a deposit-taking institution authorised in Hong Kong for a term of no more than 3 months), short term money market investments or fixed interest paper with a minimum rating of Aa3 or better by Moody’s Investor Service (or equivalent), with a maturity of up to 12 months in Hong Kong Dollars.

(d)	(Credit Agreement) – The Vendor shall have received a written notice, executed by the Agent and the Required Lenders (in each case, as defined in the Vendor Credit Agreement), in form and substance reasonably satisfactory to the Vendor, acknowledging compliance with the provisions of Section 7.03 of the Vendor Credit Agreement with respect to the proposed transaction.

(e)	(Replacement of HKMC Guarantee) – The Hong Kong Mortgage Corporation confirms that it is satisfied with the credit status of the Purchaser or other arrangements proposed, or put in place by, the Purchaser as a replacement of the HKMC Guarantee, on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Note Issuer or the Purchaser.

3.2	Benefit and waiver of Conditions Precedent

(a)	The Condition Precedent in clause 3.1(a) is for the benefit of the Vendor and the Purchaser, and any breach or non-fulfilment of any of those Conditions Precedent may only be waived by both parties giving their written consent.

(b)	The Conditions Precedent in clauses 3.1(b) and 3.1(c) are for the sole benefit of the Purchaser, and any breach or non-fulfilment of any of those Conditions Precedent may only be waived by the Purchaser giving its written consent.

(c)	Any breach or non-fulfilment of the Condition Precedent in clause 3.1(e) may be waived, for all parties, by either the Vendor or the Purchaser giving its written consent.

(d)	The Condition Precedent in clause 3.1(d) is for the sole benefit of the Vendor, and any breach or non-fulfilment of that Conditions Precedent may only be waived by the Vendor giving its written consent.

(e)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent pursuant to this clause 3.2 may do so in its absolute discretion.

(f)	If a waiver by a party of a Condition Precedent is itself conditional and the other party accepts the condition, the terms of that condition apply accordingly. If the other party does not accept a conditional waiver of the Condition Precedent, the Condition Precedent has not been waived.

(g)	If a party waives the breach or non-fulfilment of a Condition Precedent, that waiver will not preclude it from suing the other party or parties for any breach of this Deed, including a breach that resulted in the non-fulfilment of the Condition Precedent that was waived.

Share Sale Deed

(h)	Waiver of a breach or non-fulfilment in respect of one Condition Precedent does not constitute:

(i)	waiver of breach or non-fulfilment of any other Condition Precedent resulting from the same event; or

(ii)	waiver of breach or non-fulfilment of that Condition Precedent resulting from any other event.

3.3	Reasonable endeavours and co-operation

(a)	The Vendor must use its reasonable endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(b), 3.1(c) and 3.1(d); provided, however, that, with respect to clause 3.1(d), the Vendor shall not be required, in connection with the acknowledgement referred to in clause 3.1(d) to agree to make any payment or provide any financial or other accommodation to any lender under the Vendor Credit Agreement or to any other person (other than customary reimbursement of reasonable legal fees and disbursements incurred by the lenders under the Vendor Credit Agreement in connection with such acknowledgment), incur any liability or agree to any burdensome condition or to any modification of the Vendor Credit Agreement adverse to the Vendor.

(b)	Each of the Purchaser and the Vendor must use their respective reasonable endeavours to:

(i)	satisfy, or procure the satisfaction of, the Condition Precedent in clause 3.1(a); and

(ii)	procure that there is no occurrence within the reasonable control of the Purchaser or the Vendor (as applicable) or their respective Related Companies that would prevent any Condition Precedent from being satisfied.

3.4	Notifications

A party must:

(a)	promptly notify the other parties in writing if it becomes aware that any Condition Precedent has been satisfied;

(b)	promptly notify the other parties in writing if it becomes aware that any Condition Precedent has failed to be satisfied or of any material development of which it becomes aware that may lead to a Condition Precedent not being reasonably capable of being satisfied or incapable of being satisfied; and

(c)	after having given or received a notice in accordance with clause (b) above in relation to a Condition Precedent that it is entitled under clause 3.2 to waive, give notice to the other party as soon as possible (and in any event no later than 5 Business Days) as to whether or not it waives the breach or non-fulfilment of the relevant Condition Precedent, specifying that Condition Precedent.

3.5	Reimbursement of transaction costs for investments

If this Deed is terminated and Completion does not occur, the Purchaser shall promptly reimburse the Vendor and its Related Companies for 50% of any reasonable third party transaction costs, including brokerage fees, incurred by any of them for the purpose of satisfying, procuring or attempting to satisfy or procure the satisfaction of the Condition Precedent in clause 3.1(c).

Share Sale Deed

4.	Purchase Price

(a)	The Purchase Price shall be payable by way of the Cash Purchase Price in accordance with this Deed.

(b)	The Purchase Price for the Net Tangible Assets in Hong Kong is US$51,535,481.45.

5.	Adjustment for Pre-Completion Adjustment Amount

(a)	The Cash Purchase Price will be increased pro rata by the Pre-Completion Adjustment Amount.

(b)	The Pre-Completion Adjustment Amount is equal to the amount of adjustment that would have been payable at the Pre-Completion Adjustment Rate for the period beginning on 1 December 2008 and ending on the Completion Date as if:

(i)	a sum equal to the Purchase Price were a principal outstanding;

(ii)	adjustments were calculated on the daily principal outstanding balance on the basis of the actual number of days elapsed in each Pre-Completion Adjustment Period and a year of 360 days (including the first day of the Pre-Completion Adjustment Period but excluding the last); and

(iii)	adjustment which accrues at the end of each Pre-Completion Adjustment Period is calculated and added to and will form part of the principal, unless the last adjustment period is less than six months’ duration. The principal outstanding will increase accordingly.

(c)	For the purposes of this clause 5:

(i)	Pre-Completion Adjustment Period means:

(A)	in relation to each such period other than the last, the 6 month period commencing on 1 December 2008 and each 6 month period thereafter;

(B)	in relation to the last such period, the period commencing on the first day of such period and ending on the Completion Date.

(ii)	Pre-Completion Adjustment Rate means 3.7875%.

6.	Not used

7.	Adjustment for Pre-Completion Claims

7.1	Increase in Prime Rate

(a)	If:

Share Sale Deed

(i)	the Prime Rate as at the Conditions Precedent Satisfaction Date is in excess of 5.75% per annum (being 0.5% plus the Prime Rate as at the Effective Date (being 5.25% per annum)) (the Prime Rate Increase); and

(ii)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make a Pre-Completion Prime Rate Increase Claim,

the Cash Purchase Price will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Prime Rate Increase Claim, as determined in accordance with clause 7.5.

(b)	Pre-Completion Prime Rate Increase Claim means the diminution in value of the investment portfolio of the Company between the Effective Date and the Conditions Precedent Satisfaction Date notified by the Purchaser to the Vendor as being attributable to the Prime Rate Increase.

7.2	Breach of Vendor’s Warranties

If

(a)	any of the Warranties of the Vendor contained in this Deed is not true as at the Conditions Precedent Satisfaction Date and, if Completion had occurred on that day, the Purchaser would have been entitled to make a Claim for a breach of Warranty in excess of US$3,750,000 (Pre-Completion Warranty Claim); and

(b)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make a Pre-Completion Warranty Claim,

the Cash Purchase Price will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Warranty Claim, as determined in accordance with clause 7.5.

7.3	Breach of Vendor’s obligations

If:

(a)	the Vendor has not duly performed and complied with all its obligations under this Deed that are required to be performed or complied with by it at or before the Conditions Precedent Satisfaction Date and, if Completion had occurred on that day, the Purchaser would have been entitled to make a Claim for a breach of the Vendor’s obligations under this Deed in excess of US$3,750,000 (Pre-Completion Performance Claim); and

(b)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make the Pre-Completion Performance Claim,

the Cash Purchase Price will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Performance Claim, as determined in accordance with clause 7.5.

Share Sale Deed

7.4	Material Adverse Effect

(a)	If:

(i)	a Material Adverse Effect has occurred in relation to the Company between the date of this Deed and the Conditions Precedent Satisfaction Date other than:

(A)	as expressly provided for under this Deed or as fairly disclosed in the Disclosure Materials; or

(B)	a circumstance, event or matter that would trigger a Pre-Completion Prime Rate Increase Claim, a Pre-Completion Warranty Claim or a Pre-Completion Performance Claim; and

(ii)	the Pre-Completion Material Adverse Effect Claim is in excess of US$3,750,000; and

(iii)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make a Pre-Completion Material Adverse Effect Claim, the Cash Purchase Price will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Material Adverse Effect Claim, as determined in accordance with clause 7.5.

(b)	Pre-Completion Material Adverse Effect Claim means the diminution in value of the net tangible assets of the Company between the Effective Date and the Conditions Precedent Satisfaction Date attributable to the Material Adverse Effect.

7.5	Determination of any Pre-Completion Claim

(a)	The determination of any Pre-Completion Claim will be subject to agreement by the parties. In the event a dispute arises concerning the reaching of agreement by the Vendor and Purchaser as to any Pre-Completion Claim, the Vendor and the Purchaser will work together, diligently in good faith and acting reasonably, to investigate and resolve the dispute through the chief executive officers:

(i)	Purchaser – Frank O’Halloran;

(ii)	Vendor – Steve Smith;

or in each case, their respective successor or senior executive nominee, as applicable.

(b)	A dispute between the parties as to the amount of a Pre-Completion Claim which is not resolved following referral to the chief executive officers or nominees within 10 Business Days of such referral, must be submitted to an independent expert for determination as follows.

(c)	The independent expert will be KPMG or, if KPMG is unable or unwilling to act, such other expert as the parties may agree, or if such other expert otherwise agreed by the parties is unable or unwilling to act within 10 Business Days of notice to them, the expert will be nominated by the President or senior officer of the Hong Kong Institute of Certified Public Accountants or his nominee.

(d)	The independent expert must have no direct or indirect personal interest in the outcome of the decision or determination he is requested to make.

Share Sale Deed

(e)	The parties must submit the dispute in writing to the independent expert on or promptly after appointment of the independent expert. The submission shall state the specific matter to be determined and all other reasonably relevant matters.

(f)	Each party shall direct the independent expert to act expeditiously and to give reasons for his determination, and shall supply the independent expert with any information, assistance and co-operation which he may request in connection with his determination.

(g)	Unless the independent expert, in his absolute discretion, determines that the conduct of any disputing party is such that it should bear all or a greater proportion, the fees and expenses of the independent expert shall be borne by the Vendor and Purchaser in equal shares.

(h)	The independent expert is an independent expert, not an arbitrator. The independent expert’s decision will be conclusive and final and binding on the parties except in the case of manifest error.

7.6	Full and final settlement

Any adjustment to the Purchase Price for a Pre-Completion Claim under this clause 7 shall be taken to be full and final settlement of any Claim for breach of any Warranty by or obligation of the Vendor under this Deed in respect of the known matter, circumstance or event to which that Claim relates.

7.7	Aggregate Pre-Completion Claims in excess of limit

(a)	If the final aggregate value of all Pre-Completion Claims determined in accordance with clause 7.5 exceeds US$7,500,000, then within 2 Business Days of the date that all such Pre-Completion Claims have been determined, either the Vendor or the Purchaser may by written notice to the other require the other party to consult in good faith through their respective chief executive officers or their senior executive nominee with a view to determining whether it continues to be commercially desirable for the transaction contemplated by this Deed to proceed after any terms of this Deed have been amended, including a Purchase Price reduction.

(b)	If the Vendor and the Purchaser are unable to reach agreement under sub-paragraph (a) within the Required Consultation Period (as defined below), either of them may, provided that that party has otherwise fully complied with its obligations under this clause 7.7, terminate this Deed by notice in writing to the other in which case clause 21.1 will have effect.

(c)	For the purposes of clause 7.7(b), the Required Consultation Period is 10 Business Days after a party receives a notice under clause 7.7(a).

8.	Transitional Services

On the Completion Date, each of the Vendor and the Purchaser will execute a transitional services agreement substantially in the form set out in Schedule 7.

Share Sale Deed

9.	Completion

9.1	Time and Place

Completion will take place on the Completion Date at the offices of Allens Arthur Robinson, 10/F, Jardine House, 1 Connaught Place, Central, Hong Kong, at 10.00am., Hong Kong Time or at such other place, time and date as the parties may agree.

9.2	Notice to Vendor

At least two Business Days before the Completion Date, the Purchaser must give the Vendor a notice setting out details of:

(a)	the persons who will be appointed as the new directors, secretaries and auditors of the Company from Completion together with original signed consents to act of such persons and their original signed appointment forms to be filed with the Hong Kong Companies Registry;

(b)	the persons who will be required to resign as directors, secretaries and auditors of the Company;

(c)	the proposed new registered offices of the Company from Completion; and

(d)	subject to clause 15, the proposed new name of the Company from Completion, which must not include the word “PMI” .

9.3	Deliveries by the Purchaser

At Completion, the Purchaser must pay the Cash Purchase Price to the Vendor.

9.4	Deliveries by the Vendor

On or prior to the Completion Date, the Vendor must:

(a)	ensure that the following resolutions are duly passed, conditional on and with effect from Completion, by the board of directors of the Company (whether by way of meeting or circular resolution in accordance with the Companies Ordinance and the Company’s memorandum and articles of association):

(i)	that such persons as the Purchaser notifies to the Vendor under clause 9.2(a) are appointed as directors of the Company, subject to the receipt of duly signed consents to act of such persons;

(ii)	that such person as the Purchaser notifies to the Vendor under clause 9.2(a) is appointed as the company secretary of the Company, subject to the receipt of duly signed consent to act of such person;

(iii)	noting that such persons as the Purchaser notifies to the Vendor under clause 9.2(b) have resigned as directors and company secretary of the Company;

(iv)	approving the transfer of the Shares to the Purchaser (subject to the payment of stamp duty on the instruments of transfer, bought and sold notes ), the cancellation of the existing share certificates for the Shares and delivery by the Company to the Purchaser of new share certificates for the Shares in the name of the Purchaser;

Share Sale Deed

(v)	that the registered office of the Company be changed to level 17, Warwick House West King, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong; and

(vi)	that PricewaterhouseCoopers are appointed as the Company’s auditors, subject to the receipt of their written consent to act;

(b)	pass a resolution in accordance with the Companies Ordinance and the Company’s memorandum and articles of association approving the change of name of the Company in accordance with clause 9.2(d);

(c)	deliver to the Purchaser duly executed forms to be lodged with the Hong Kong Companies Registry for the change of name of the Company under paragraph (b) above;

(d)	deliver to the Purchaser duly executed instruments of transfer and sold note in respect of the Shares in favour of the Purchaser together with the share certificates relating to the Shares;

(e)	produce to the Purchaser any power of attorney or other authority under which the transfers of the Shares are executed;

(f)	deliver to the Purchaser a resignation (in the agreed form) from each resigning officer of the Company as notified by the Purchaser under clause 9.2(b) acknowledging that he or she has no Claim against the Company for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise, except for payments (if any) properly payable to that officer as an Employee of the Company for accrued salary and Accrued Entitlements up to the Completion Date;

(g)	deliver to the Purchaser written notice on the specified form from each resigning director of the Company as notified by the Purchaser under clause 9.2(b) and from the Company to the Insurance Authority confirming that such persons have ceased to be directors of the Company;

(h)	deliver to the Purchaser written notice on the specified form from the resigning auditor of the Company as notified by the Purchaser under clause 9.2(b) to the Insurance Authority confirming that such persons have ceased to be an auditor of the Company;

(i)	cause the revocation, with effect from Completion, of all authorities of Officers of the members of the Vendor Group relating to bank accounts of the Company;

(j)	cause the persons notified in writing by the Purchaser to the Vendor in writing at least two Business Days before Completion to be appointed as signatories to the bank accounts of the Company conditional on and with effect from Completion;

(k)	deliver to (or at the direction of) the Purchaser all Records in the possession or control of the Vendor or any member of the Vendor Group;

(l)	if requested by the Purchaser in writing at least two Business Days prior to Completion, do all other things necessary to transfer the Shares, to complete any other transaction contemplated by this Deed and to place the Purchaser in effective control of the Company and the Business;

(m)	deliver to, or at the direction of, the Purchaser lists of claims, premiums, reinsurance proceeds, other receivables and investments together with the unearned premiums calculation and management accounts as at the month end prior to Completion in a form reasonably acceptable to the Purchaser;

Share Sale Deed

(n)	provide any transitional services agreement agreed to under clause Error! Reference source not found. which has been executed by the Vendor and the Purchaser; and

(o)	provide agreements agreed to under clause 11 terminating the participation of the Company in relation to the Inter-Company Agreements, which have been executed by the Vendor and the Purchaser.

9.5	Power of Attorney

The Vendor appoints the Purchaser to be its attorney from the Completion Date until the Shares are registered in the name of the Purchaser. Under this power of attorney, the Purchaser may do in the name of the Vendor and on its behalf everything necessary or desirable, in the Purchaser’s sole discretion, to:

(a)	transfer the Shares;

(b)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Shares;

(c)	receive any dividend or other entitlement paid or credited to the Vendor in respect of the Shares; and

(d)	do any other act or thing in respect of the Shares or the Company.

The Vendor declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by the Vendor and agrees to ratify and confirm whatever the Purchaser does in exercising power under this power of attorney.

The Vendor will ensure that the Purchaser is the sole person (including to the exclusion of the Vendor) entitled to the rights and powers in clauses 9.5(b), (c) and (d).

9.6	Interdependence

(a)	The obligations of the Purchaser and the Vendor under this clause 9 are interdependent.

(b)	Completion will not occur unless all of the obligations of the Purchaser and the Vendor under this clause 9 are complied with and are fully effective.

10.	Conduct of Business pending Completion

10.1	Vendor obligations

In this clause 10.1, a reference to “consistent with past practice” is to be interpreted having regard to the changed circumstances arising from the transaction contemplated under this Deed and the fact that the Shares will be sold to the Purchaser at Completion.

From the date of this Deed to the Completion Date, except as expressly disclosed in this Deed or the Disclosure Materials or consented to by the Purchaser in writing or as required by Law or any applicable Governmental Entity, the Vendor must ensure that:

(a)	the Business of the Company is conducted only in the ordinary course consistent with past practice (but subject to the restrictions in this clause 10.1) using its reasonable endeavours to maintain the profitability of the Company;

Share Sale Deed

(b)	the Company will not merge or consolidate with any other corporation or acquire all or substantially all of the shares or the business or assets of any other person, firm, association, corporation or business organisation, enter into any form of joint venture, or agree to do any of the foregoing;

(c)	no change is made to the memorandum and articles of association of the Company;

(d)	the Company will not reduce its share capital, or transfer an amount to its share capital account from any of its other accounts, or allot or issue any shares or any securities or loan capital convertible into shares, or purchase, redeem, retire or acquire any such shares or securities, or agree to do so, or sell or give any option or right to purchase or give any mortgage, charge, pledge or other form of security or encumbrance over any such shares or securities or pay or agree to pay any dividend or other distribution on any Shares;

(e)	the Company will not enter into a capital commitment exceeding HK$3,000,000 or dispose of or deal with any assets other than in the ordinary course of business consistent with past practice and for full market value and other than Permitted Security Interests;

(f)	the Company will not:

(i)	other than in the ordinary course of business consistent with past practice, validly terminate or materially breach any Material Contract;

(ii)	cancel or waive any claims having a value in excess of HK$3,000,000 or settle any litigation or other proceedings before a Governmental Entity for an amount in excess of such amount;

(iii)	create, incur or assume any indebtedness for borrowed money, or guarantee any obligations of any other person, except for any such indebtedness not to exceed HK$3,000,000 in the aggregate, any such indebtedness in replacement of existing indebtedness or any such indebtedness incurred in the ordinary course of business consistent with past practice;

(iv)	make any material adverse changes or modifications to any underwriting or claims management policies other than in the ordinary course of business consistent with past practice;

(v)	settle or commute any claims made on an insurance contract or reinsurance contract for, in the case of a settlement, any sums in excess of HK$3,000,000 or, in the case of a commutation deal, aggregate sums in excess of HK$3,000,000;

(vi)	make any material change in accounting or actuarial practices, methods or principles, except as required by HKGAAP;

(vii)	make any change in the remuneration or emoluments or benefits of Officers;

(viii)	enter into or agree to enter into any contract, involving obligations or liabilities in excess of HK$3,000,000 or periods in excess of 6 months other than in the ordinary course of business consistent with past practice (excluding contracts with the Vendor Group unless required by this Deed); and

Share Sale Deed

(ix)	commence Legal Proceedings or threaten to commence Legal Proceedings against any person other than in the ordinary course of business consistent with past practice;

(g)	all authorisations and licences required for or in connection with the Business are maintained in full force and effect;

(h)	the Company fully complies with all material laws binding on it or affecting the Business including Laws in relation to Tax; and

(i)	it meets the Company’s liabilities as they fall due including liabilities under Laws in relation to Tax and make no change to its existing policy or manner of collection of accounts receivable.

10.2	Consultation and consent

The Vendor must consult with and keep the Purchaser informed in relation to material decisions about the Company and its management, and must consider any reasonable suggestions and advice provided by the Purchaser. The Purchaser must not unreasonably withhold or delay any consent required under this clause 10.

10.3	Factors relevant to Vendor’s obligations

In complying with its obligations under clauses 10.1 and 10.4, the Vendor is not required to do, to omit to do, or to allow to be done anything which would, in the Vendor’s reasonable opinion:

(a)	materially disrupt or adversely impact on the Company or the operation of any aspect of the businesses of the Company, including disclosing any trade secrets;

(b)	materially breach any obligations (including obligations of confidentiality) that the Vendor or the Company owes to any third party or under any applicable Law; or

(c)	materially prejudice the likelihood of Completion occurring.

10.4	Access and information

(a)	Subject to applicable Laws, prior to Completion upon reasonable notice:

(i)	the Vendor must promptly provide to the Purchaser and its Representatives after the date of execution of this Deed any information and documents reasonably requested by the Purchaser primarily relating to the Company and its businesses, operations, affairs, properties, books and records that are not readily available at or through the Company;

(ii)	the Vendor must cause the Company to permit the Purchaser and its Representatives after the date of execution of this Deed to have reasonable access at reasonable times to the personnel, properties, books and records and, if consented by the auditors, the auditors of the Company, provided that any such access may not unreasonably interfere with the conduct of the business of the Vendor or the Company;

Share Sale Deed

(iii)	the Vendor must use reasonable endeavours to arrange access for the Purchaser to the external and internal actuaries of the Company.

All information provided or obtained pursuant to the foregoing clause 10.4(a) shall be held by the Purchaser in accordance with and subject to the terms of the Confidentiality Deed.

(b)	Subject to any applicable Law, from and after Completion upon reasonable notice, the Purchaser shall provide promptly to the Vendor and its Subsidiaries and its Subsidiaries’ agents such information and reasonable access at reasonable times to the personnel, properties, books, records and if consented by the auditors, the auditors of the Company to the extent reasonably required by the Vendor for financial reporting and accounting matters, litigation, indebtedness for borrowed money and regulatory filings and the preparation and filing of any Tax Returns for any period ending on or before the Completion Date or any taxable period beginning on or before the Completion Date; provided that any such access by the Vendor and its Subsidiaries and its Subsidiaries’ agents may not unreasonably interfere with the conduct of the business of the Purchaser or the Company. All information provided or obtained pursuant to the foregoing clause 10.4(b) shall be held by the Vendor and its Subsidiaries and its Subsidiaries’ agents on a confidential basis subject to any disclosure required by applicable law.

(c)	The Purchaser shall retain, and cause the Company to retain, all books and records for any period prior to the Completion for a period at least in accordance with applicable laws.

(d)	Prior to Completion, the Vendor shall use it reasonable endeavours to procure that the principal contact for the key customer and supplier arrangements in relation to the Business are introduced to the Purchaser for the purpose of facilitating an orderly handover of the Business.

11.	Inter-company Agreements

(a)	Effective as of the Completion Date, all Inter-company Agreements (apart from each Guarantee) will be terminated to the extent that they relate to arrangements in relation to the Company.

(b)	Each of the Vendor and the Purchaser will use reasonable endeavours to procure, as soon as practicable after the Completion Date, the release of each Guarantee in respect of all reinsurance liability incurred by the Company to the relevant insured entity whether incurred before or after the Completion Date.

(c)	The Vendor will procure that all net Liabilities under the Inter-company Agreements, regardless of whether such net Liabilities arise before or after Completion will be paid to the relevant party at or prior to 31 March 2009 and will provide the Purchaser with a list of the Liabilities and on 31 March 2009 will provide a list of the net amounts paid.

(d)	The Purchaser agrees that from the date of this Deed it must cooperate with the Vendor to effect such terminations, including, without limitation, taking all reasonable actions to implement capital support, reinsurance or other arrangements in order to permit such terminations effective as of the Completion Date.

Share Sale Deed

(e)	From and after the Completion Date, the Purchaser shall indemnify and save and hold harmless the Vendor, its Related Companies and its and their respective Officers from and against any Loss or Liability suffered by any such person under or as a result of any call on any Guarantee.

(f)	The Company has only provided residential mortgage reinsurance and retrocession permitted by Insurance Authority under its licence conditions, to financial institutions solely in relation to Hong Kong mortgage risks. The Vendor shall indemnify and save and hold harmless the Purchaser, its Related Companies and its and their respective Officers from and against any Loss or Liability suffered by any such person arising from or in relation to the Company carrying on any business prior to Completion other than as described above.

(g)	The Vendor and the Purchaser will work together, diligently in good faith and acting reasonably (elevating any disagreement through to the parties’ respective chief executive officers), to finalise contracts terminating the Inter-Company Agreements by Completion.

12.	Transaction Bonuses and COC Payments

(a)	Effective as of Completion, the Vendor shall reimburse the Purchaser for any bonuses paid by the Company to Employees of the Company as a result of the proposed transaction set out in this Deed and which are paid pursuant to arrangements confirmed or approved by the Vendor prior to the Completion Date;

(b)	All the Employees to whom the arrangements referred to in paragraph (a) above apply have been notified in writing by the Vendor to the Purchaser;

(c)	The Vendor has not made any arrangements involving the Company paying any person as a result of that person’s employment with the Company being terminated on or after Completion in connection with a change in control. The Vendor shall indemnify the Purchaser, its Related Companies and its and their respective Officers from and against any Loss or Liability suffered by and any such person arising from or in relation to such arrangements

13.	Non-competition

(a)	The Vendor undertakes to the Purchaser and the Company (with the Purchaser accepting the benefit of that undertaking on its own behalf and on behalf of the Company) that it shall not, and shall procure that its Related Companies (other than the Company) shall not in Hong Kong , for a period of 3 years after the Completion Date, whether on their own behalf or with or on behalf of any person, and whether directly or indirectly through any person:

(i)	compete with the Business of the Company including insuring any form of mortgage insurance policies, reinsuring any fronting arrangement that provides mortgage insurance policies or own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any person which engages in the business of writing any form of mortgage insurance policies;

Share Sale Deed

(ii)	approach, canvass or contact any person with a view to enticing away from the Company a client of the Business with whom the Company had dealt at any time in the 12 month period ending on the Completion Date or soliciting or procuring from such a client transactions which otherwise would be or would be likely to be provided to the Company in connection with the conduct of the Business;

(iii)	approach, canvass or contact any employee or contractor in the Business with a view to inducing that person to leave his or her employment or contract; or

(iv)	approach, canvass or contact any intermediary or supplier with a view to inducing that person to either cease or reduce its relationships with the Company.

(b)	Notwithstanding paragraph (a):

(i)	the Vendor and its Related Companies may, without violating clause 13(a) own an investment in shares amounting to not more than 5% of the issued capital of a corporation which engages in a business of writing mortgage insurance policies, if such shares are securities traded on an established securities exchange; and

(ii)	the restrictions contained in clause 13(a) shall not apply following any change of control transaction in which:

(A)	the Vendor or any of its Related Companies owning all or substantially all of the combined assets of the Vendor and its Related Companies is acquired, directly or indirectly, by a Third-Party US MI, or

(B)	the Vendor or any of its Related Companies owning all or substantially all of the combined assets of the Vendor and its Related Companies is merged or otherwise combined with a Third-Party US MI, unless the primary effect of such merger is to circumvent clause 13(a).

(c)	Each of the obligations set out in this clause 13 is severable and independent so that if:

(i)	any of the restrictions contained in this clause are judged to be unenforceable by a court because they go beyond what is reasonable to protect the Business; and

(ii)	those restrictions would be judged reasonable by that court if the extent of the restrictions (including the time periods or geographical areas) were reduced,

then those restrictions will be reduced to the minimum extent required by that court to make them enforceable.

(d)	The undertakings in this clause 13 apply to

time periods of 3, 2 and 1 year respectively after the Completion Date.

(e)	The Vendor acknowledges that:

(i)	all the prohibitions and restrictions in this clause are reasonable in the circumstances and necessary to protect the Business;

(ii)	any failure to comply would diminish the value of the Business;

(iii)	damages may not be an adequate remedy if a person breaches this clause;

(iv)	the Purchaser may apply for injunctive relief if:

(A)	a person breaches or threatens to breach this clause; or

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(B)	it believes a person referred to in this clause is likely to breach this clause; and

(v)	it has received legal advice on this clause.

(f)	For the purposes of this clause, Third-Party US MI has the meaning given in Schedule 5 of the Disclosure Letter.

14.	Vendor Warranties

14.1	Warranties regarding the Vendor and the Company

(a)	The Vendor hereby represents and warrants to the Purchaser that each of the statements made in Schedule 5 is correct as at the date that the Warranty is given. The Vendor acknowledges that the Purchaser has entered into this Deed upon reliance on the Vendor’s Warranties.

(b)	The parties acknowledge that, as the Purchaser is a wholly-owned subsidiary of the Note Issuer, where the Purchaser makes a Claim in relation to a breach of a Vendor’s Warranty, subject to paragraph (c) below, that Claim may be satisfied by the Note Issuer recovering the amount of that Claim by way of the adjustment to the Note in accordance with clause 14.16.

(c)	Notwithstanding any provision in this Deed, the Purchaser agrees that it is not entitled to, and will not, make a Claim in relation to any breach of a Vendor’s Warranty as a result of The Hong Kong Mortgage Corporation ceasing or reducing any allocation of business to the Company at various times on or after 10 April 2008.

14.2	Other Warranties excluded

Except as expressly set out in this Deed, all terms, conditions, warranties and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by Law and, to the extent they cannot be excluded, the Vendor disclaims all Liability in relation to them to the maximum extent permitted by Law.

14.3	When Warranties given

Each of the Warranties given under clause 14.1 is given as at the date of this Deed and as at the time immediately before Completion.

14.4	Knowledge, belief or awareness as to Warranties

(a)	If a Warranty in Schedule 5 is marked with a hash mark (“#”), the Warranty is made by the Vendor only on the basis of its knowledge, belief or awareness. For the purposes of this Deed, the Vendor’s knowledge, belief or awareness is limited to such knowledge, belief or awareness of the persons, specified in Schedule 6 of the Disclosure Letter, having made reasonable enquiries.

Share Sale Deed

(b)	The knowledge, belief or awareness of any person other than the persons specified in Schedule 6 of the Disclosure Letter will not be imputed to the Vendor.

(c)	Without limiting clause 16, none of the persons specified in Schedule 6 of the Disclosure Letter will bear any personal liability in respect of the Warranties or otherwise under this Deed.

14.5	Disclosures

The Purchaser cannot make a Claim against the Vendor for breach of any Warranty in respect of any fact, matter or circumstance:

(a)	expressly provided for in this Deed;

(b)	fairly disclosed in the Disclosure Material;

(c)	relating to any Liability in respect of which there is an accrual, allowance, provision or reserve for that Liability specifically, or for Liabilities generally of that type or nature, in the Unaudited Financial Statements (to the extent of such existing accrual, allowance, provision or reserve);

(d)	within the knowledge, belief or awareness of the Note Issuer. For the purposes of this Deed, the Note Issuer’s knowledge, belief or awareness is limited to such knowledge, belief or awareness of the persons, specified in Schedule 7 of the Disclosure Letter, their having made reasonable enquiries in respect of the Disclosure Materials; or

(e)	as a result of any change in Law after Completion.

14.6	Separate Warranty

Each of the Warranties in Schedule 5 is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

14.7	Purchaser’s acknowledgement

Without limiting the generality of clauses 14.3 and 14.10, the Purchaser acknowledges that:

(a)	the tender sale process leading to the execution of this Deed was conducted on the basis that the participants, including the Purchaser, were required to rely on their own enquiries and investigations during that process, and the Purchaser has had the opportunity to make and has made such enquiries and investigations in relation to all matters material to it as it requires;

(b)	neither the Vendor nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of any disclosures regarding the Company or information except as expressly set out in this Deed;

(c)	the disclosures regarding the Company may include projections, forward looking statements or estimates (Forward Looking Information) and the Purchaser accepts that there is no warranty whatsoever that any Forward Looking Information will be realised and no obligation to update any Forward Looking Information;

Share Sale Deed

(d)	none of the Warranties nor any other provision of this Deed shall be construed as a representation or warranty as to any judgment based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any assumption except as expressly set out in this Deed;

(e)	neither the Vendor nor any of its Representatives makes any representation or warranty as to the adequacy of the amount of the reserves of the Company, except as expressly set out in this Deed; and

(f)	based on the Disclosure Material and the express terms of this Deed, it has formed its own view, with the benefit of its own due diligence and the advice of its own Advisers, of the extent of:

(i)	the contractual insurance or reinsurance rights or commitments of the Company;

(ii)	contingent liabilities relating to insurance liabilities; and

(iii)	claims under policies of insurance issued or assumed before Completion.

14.8	Liabilities indemnity

Subject to this clause 14, the Vendor must indemnify the Purchaser against all Loss which is incurred by the Purchaser as a result of a breach of any of the Warranties contained in this Deed. The parties agree that the measure of the Purchaser’s Loss may, by way of example, be the reduction in value of the Shares caused by the breach of the Warranty.

14.9	Conditions of payment and Claims for breach

Despite any other provision of this Deed, each of the following applies in respect of this Deed.

(a)	(Notice of Claims)

(i)	The Vendor is not liable to make any payment (whether by way of damages or otherwise) for breach of any Warranty unless a Claim is made in writing by the Purchaser against the Vendor (setting out the known details such as details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the Loss suffered) and, in any event, on or before:

(A)	1 April 2010; or

(B)	in the case of a Claim in connection with a Tax Warranty, on or before the date that is six years after the Completion Date.

The Purchaser will make a written Claim for a breach of Warranty as soon as reasonably practicable after the Purchaser becomes aware of the fact, circumstance or matter on which the Claim is based.

(ii)	The Purchaser must also, on an on-going basis, keep the Vendor informed of all material developments.

(b)	(Maximum Liability) The maximum aggregate amount that the Purchaser may recover from the Vendor for a breach of Warranty (whether by way of damages or otherwise) must never exceed US$10,000,000, except in the case of the Warranties in items 3 to 22 (excluding 14) of Schedule 5 (the Title Warranties) in which case there is no limit on the maximum aggregate amount that the Purchaser may recover from the Vendor.

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(c)	(Thresholds) The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty if the amount finally adjudicated or agreed against the Vendor in respect of a single breach or a series of breaches relating to the same or substantially similar facts, matters or circumstances is less than US$100,000 and:

(i)	in respect of any breaches of Tax Warranties, until the total of all amounts finally adjudicated or agreed against the Vendor in respect of breaches of Tax Warranties exceeds US$375,000; and

(ii)	in respect of any breaches of Warranties (other than Tax Warranties), until the total of all amounts finally adjudicated or agreed against the Vendor in respect of breaches of such Warranties exceeds US$1,750,000,

(iii)	in either of which event the Purchaser may claim the whole amount.

(d)	(Actions of the Purchaser) The Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission after Completion by or on behalf of the Purchaser Group.

(e)	(Actions of the Vendor) The Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of the Vendor where the Purchaser has expressly requested or consented in writing to that act or omission under clause 10.

(f)	(Credit) If after the Vendor has made any payment to the Purchaser for any breach of any Warranty, a member of the Purchaser Group receives any benefit or credit by reason of matters to which the breach relates then the Purchaser must immediately repay to the Vendor a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit to the extent that such amount would represent a gain to the Purchaser in excess of the Loss suffered as a result of the breach of the Warranty.

(g)	(No multiple Claims) The Vendor is not liable to make any payment (whether by way of payment of damages or otherwise), for any breach of any Warranty to the extent that a Purchaser Group Member recovers, or is compensated for Liability arising out of that breach of Warranty or pursuant to an agreement entered into pursuant to this Deed. This clause does not prevent the Purchaser Group Member entitled to make a Claim under an agreement entered into pursuant to this Deed from commencing that Claim. However, if for any reason more than one amount is paid in respect of the same Liability, the Purchaser must ensure that the additional amount is immediately repaid to the Vendor.

(h)	(General limitations) The Vendor is not liable to make any payment (whether by way of payment of damages or otherwise), for any breach of any Warranty to the extent that any Liability:

(i)	(contingent liability) is contingent, prospective, not ascertained or ascertainable, unless and until such liability becomes an actual liability and is due and payable;

Share Sale Deed

(ii)	(breach of Law or contract) could only have been avoided by the Vendor breaching its obligations at Law or under this Deed or an agreement entered into pursuant to this Deed;

(iii)	(change in law or interpretation) arises from:

(A)	any legislation not in force at the Completion Date including legislation which takes effect retrospectively;

(B)	a change in the judicial interpretation of the Law in any jurisdiction after the Completion Date; or

(C)	a change in the administrative practice of, or interpretation of the Law by, any Governmental Entity after the Completion Date including any change which takes effect retrospectively.

(iv)	(change in accounting policy) would not have arisen but for a change after Completion in any accounting policy or practice of the Company that applied before Completion unless the change is necessary to ensure that those accounting policies or practices comply with HKGAAP as at the date of Completion in relation to a business of the type carried on by the Company;

(v)	(change of Business) arises out of the cessation or alteration of the Business after Completion;

(vi)	(remediable loss) is remediable, provided it is remedied to the satisfaction of the Purchaser, acting reasonably, within 30 Business Days after the Vendor receives written notice of the Claim in accordance with clause 14.9(a); or

(vii)	(failure to mitigate) arises as a consequence of the Purchaser Group failing to take reasonable steps to mitigate the relevant Loss the cost of which steps will be indemnified by the Vendor.

14.10	Acknowledgments

The Purchaser acknowledges and agrees that:

(a)	except as expressly set out in this Deed, neither the Vendor, the Vendor’s Representatives nor any other person acting on behalf of or associated with the Vendor has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Shares, the Company, the Disclosure Material or this Deed;

(b)	without limiting paragraph (a), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Vendor or any person acting on behalf of or associated with the Vendor or any other person;

(ii)	future matters, including future or forecast costs, prices, revenues or profits;

(iii)	the principles to be applied by the Insurance Authority or their successor(s) or any other Governmental Entities with respect to the regulation or rating of the lenders mortgage insurance industry and, in particular, matters affecting capital requirements, revenue, prices and charges and service levels;

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(iv)	the regulation of the lenders mortgage insurance industry (including any act or omission by the Insurance Authority or any other Governmental Entity) or the relationship of other industry regulation to the lenders mortgage insurance industry; or

(v)	the result of any reviews by the Insurance Authority or any other Governmental Entity or any policies or procedures which they adopt.

(c)	without limiting paragraphs (a) or (b), and except for the statements made in this Deed, no statement or representation:

(i)	has induced or influenced the Purchaser to enter into this Deed or agree to any or all of its terms;

(ii)	has been relied on in any way as being accurate by the Purchaser;

(iii)	has been warranted to the Purchaser as being true; or

(iv)	has been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Deed or agree to any or all of its terms; and

(d)	it has competently and diligently carried out reasonable investigations and has examined and acquainted itself concerning:

(i)	the contents of the Disclosure Material;

(ii)	all written information which has been fairly disclosed by the Vendor; and

(iii)	all amounts payable by the parties under this Deed.

14.11	Dealing with Warranty breach after Completion and Third Party Claims

(a)	If the Purchaser becomes aware after Completion of any fact, circumstance or matter which constitutes or would (whether alone or with any other fact, circumstance or matter) constitute a breach of any Warranty, including (without limitation) a Claim against a member of the Purchaser Group which, if satisfied, would result in a breach of any Warranty, the Purchaser must do each of the following:

(i)	promptly give the Vendor details of the fact, circumstance or matter known to the Purchaser giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the Loss suffered and any further related information of which the Purchaser becomes aware;

(ii)	not make, and ensure each Purchaser Group Member does not make, any admission of liability, agreement or compromise with any person in relation to the fact, circumstance or matter without first consulting with and obtaining the approval of the Vendor (which will not be unreasonably withheld or delayed);

(iii)	give, and ensure that each Purchaser Group Member gives, the Vendor and its Advisers reasonable access to:

(A)	the personnel and premises of the Purchaser Group; and

(B)	relevant chattels, accounts, documents and records within the possession, custody or power of the Purchaser Group, to enable the Vendor and its Advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Vendor’s expense on a confidential basis; and

Share Sale Deed

(iv)	subject to paragraph (b) and (c), at the Vendor’s expense, take, and ensure each Purchaser Group Member takes, all action in good faith and with due diligence that the Vendor (acting reasonably, having regard to maintaining the good reputation of the Purchaser and in consultation with the Purchaser) directs to avoid, remedy or mitigate the breach, including legal proceedings and disputing, defending, appealing or compromising the Claim and any adjudication of it.

(b)	If any Third-Party Claim is brought against any Purchaser Group Member in respect of which any Purchaser Group Member seeks or may seek to bring any Claim against the Vendor or any of its Related Companies:

(i)	The Vendor at its expense will be entitled to participate in the defence against the Third-Party Claim with counsel selected by the Vendor and reasonably satisfactory to the Purchaser.

(ii)	If the Vendor elects to assume the defence of a Third-Party Claim, no Vendor Group Member will be liable to any Purchaser Group Member for legal expenses subsequently incurred by any Purchaser Group Member in connection with the defence of the Third-Party Claim, unless the Third-Party Claim involves potential conflicts of interest, in which case the Purchaser must promptly advise the Vendor of the cause of such conflicts of interest before any Purchaser Group Member incurs any such subsequent legal expenses.

(iii)	If the Vendor assumes the defence of a Third-Party Claim, the Purchaser Group Member(s) against which the Third-Party Claim was brought will have the right to participate in such defence and to employ counsel, at its or their own expense, separate from the counsel employed by the Vendor, it being understood that the Vendor will control such defence, acting reasonably, including having regard to maintaining the good reputation of the Purchaser, and in consultation with the Purchaser.

(iv)	If the Vendor chooses to defend any Third-Party Claim, all the parties to this Deed agree to cooperate in the defence and such cooperation will include the retention and (upon the Vendor’s request) the provision to the Vendor of records and information that are reasonably relevant to such Third-Party Claim on a confidential basis, and use reasonable efforts to make Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v)	Whether or not the Vendor shall have assumed the defence of a Third-Party Claim, in any such Claim, the Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Vendor’s prior written consent, after reasonable consultation (which consent shall not be unreasonably withheld or delayed).

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(vi)	The Vendor may pay, settle or compromise a Third-Party Claim with the written consent of any Purchaser Group Member, so long as such settlement:

(A)	includes an unconditional release of the Purchaser Group Member from all liability in respect of such Third-Party Claim;

(B)	does not subject the Purchaser Group Member to any injunctive relief or other equitable remedy;

(C)	does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Purchaser Group Member; and

(D)	does not unreasonably interfere with the Business.

(c)	For the avoidance of any doubt, any Claim relating to any Tax or Duty will be governed solely by clause 14.18.

(d)	The Vendor must indemnify the Purchaser Group against its reasonable out-of-pocket expenses incurred in providing assistance to the Vendor under this clause 14.11. The Purchaser acts as agent for the benefit of this indemnity relating to the other Purchaser Group Members and is entitled to enforce this indemnity on their behalf.

14.12	Proceedings in respect of a Claim

Unless the Vendor otherwise agrees, any Claim by the Purchaser against the Vendor for any breach of any Warranty will be taken to be waived or withdrawn and will be barred and unenforceable (if such Claim has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of the Claim have been issued and served on the Vendor within 18 months of the service of the notice of such Claim on the Vendor and for this purpose legal proceedings will not be deemed to have been commenced unless they have been properly issued and validly served upon the Vendor.

14.13	Taxation offset

In calculating the Liability of the Vendor for any breach of any Warranty , account must be taken of the amount by which any Tax or Duty for which the Purchaser or the Company is reduced or extinguished as a result of the matter giving rise to such Liability.

14.14	Restructure or disposal of the Business

The Vendor is not liable to the Purchaser (or any person deriving title from the Purchaser) for any breach of Warranty:

(a)	if the Company has ceased to be a Subsidiary of the Purchaser or its Related Companies;

(b)	if a majority of the Business, or the operating assets of the Company in respect of which the Claim arises, has or have ceased to be owned and controlled by the Purchaser or its Related Companies; or

(c)	to the extent that the breach would not have arisen but for any restructure of the Company after Completion.

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14.15	Reduction of Purchase Price

Any monetary compensation received by the Purchaser Group as a result of any breach by the Vendor of any Warranty will be in reduction and refund of the Purchase Price.

14.16	Adjustment to the Note

(a)	If any Claim:

(i)	for a breach by the Vendor of any Warranty; or

(ii)	made by Koon-hoo Luk against the Company in respect of his resignation from or his tenure on the board of directors of the Company,

is agreed by the Vendor and the Purchaser or finally adjudicated by a competent court and not appealable and such Claim has not been paid in full by the Vendor by 1 April 2010, then on the following Business Day, the value of the Note (principal and interest) will be reduced by an amount equal to the amount unpaid in respect of the Claim and the Claim shall be taken to be paid in full and the Vendor released from any Liability to the Purchaser or the Note Issuer in respect of the Claim.

(b)	By 1 March 2010, the parties shall meet to discuss in good faith whether the time period under clause 14.9(a)(i)(B) for Claims in connection with Tax Warranties may be abridged. If agreement cannot be reached, the Purchaser may require that the Vendor provide a letter of credit or some other collateral to a value of up to US$1,500,000 in a form satisfactory to the Vendor and the Purchaser to secure payment of any Claim for breach of the Vendor’s Warranty for the time period then remaining within which the Purchaser may be entitled to make a Claim in connection with a Tax Warranty under clause 14.9(a)(i)(B).

14.17	Remedies for breach of Warranty

The Purchaser acknowledges that its sole remedy for a breach of a Warranty is as set out in clause 14.8.

14.18	Control of taxation returns, etc.

(a)	The Vendor must at its own cost and expense have the sole conduct and control of:

(i)	the preparation and filing of all Income Tax returns of the Company for Income Years ending on or before the Effective Date (pre-Effective Date returns);

(ii)	the preparation and filing of all Income Tax returns of the Company for Income Years commencing before but ending on or after the Effective Date (straddle returns), to the extent such straddle returns relate to income, profits or gains derived, or transactions occurring, before the Effective Date;

(iii)	the preparation and filing of all other Tax or Duty returns of the Company to the extent they relate to any act, matter or transaction occurring before the Effective Date (other relevant returns).

(b)

The Purchaser must procure that the Company to the extent as the Vendor may reasonably require in each case furnishes all information, executes all documents, gives or makes all notices, consents, claims, elections, selections and declarations makes available (and

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permits the Vendor to take copies of at the Vendor’s expense) all books and records of the Company, gives reasonable access to all relevant employees and officers of the Company, and otherwise provides all such assistance as the Vendor may reasonably require in relation to the preparation and filing of pre-Effective Date returns, straddle returns and other relevant returns, in each case on a confidential basis.

(c)	The Purchaser must procure that the Company does not, without the prior consent of the Vendor (such consent not to be unreasonably withheld or delayed):

(i)	file any pre-Effective Date return, straddle return or other relevant return with any Taxation Authority;

(ii)	amend, or request or permit the amendment of, or make or lodge any objection or appeal in relation to, any pre-Effective Date return, straddle return or other relevant return;

(iii)	apply to any Taxation Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by a pre-Effective Date return, straddle return or other relevant return, or to any act, matter or transaction occurring before the Effective Date; or

(iv)	furnish to any Taxation Authority any information (in writing or otherwise) in relation to any pre-Effective Date return, straddle return or other relevant return, or to any act, matter or transaction occurring before the Effective Date unless required by Law.

(d)	If any Taxation Authority undertakes an Audit of the Company, or issues an Assessment to the Company, which relates to any pre-Effective Date return, straddle return or other relevant return, or to any act, matter or transaction occurring before the Effective Date (Warranty Items):

(i)	the Purchaser must as soon as reasonably practicable give the Vendor written notice of the Audit or Assessment (together with copies of all documents received from the Taxation Authority) and provide full written details (to the extent to which the Purchaser has such details) of the Audit or Assessment to the extent it relates to Warranty Items;

(ii)	the Vendor at its own cost and expense shall have the sole conduct and control of all action taken by the Company in respect of the Audit or Assessment to the extent it relates to Warranty Items. The Vendor will act reasonably, having regard to the good reputation of the Purchaser and in consultation with the Purchaser;

(iii)	the Purchaser must procure that the Company furnishes all assistance the Vendor may reasonably require in relation to action taken in respect of the Audit or Assessment to the extent it relates to Warranty Items; and

(iv)

the Purchaser must procure that the Vendor is authorised to take such action on behalf of and in the name of the Company as the Vendor may reasonably require, having regard to the good reputation of the Purchaser and in consultation with the Purchaser in respect of the Audit or Assessment to the extent it relates to Warranty Items, including without limitation responding (in writing or otherwise) to any

Share Sale Deed

audit enquiry from any Taxation Authority, attending and conducting interviews, meetings, discussions and negotiations with any Taxation Authority, negotiating and concluding compromises, agreements and settlements with any Taxation Authority, lodging requests for rulings, opinions or determinations with any Taxation Authority and lodging or instituting objections, applications, appeals and other litigation with any Taxation Authority, tribunal or court.

(e)	The Purchaser must procure that the Company uses any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind in respect of Tax or Duty for which there is a reasonably arguable position to reduce, limit, defer or otherwise mitigate a Liability to Tax or Duty which otherwise would or may give rise to a breach of a Tax Warranty. In this clause in relation to Income Tax, relief includes, without limitation, relief available from use of its current or prior year losses up to the Effective Date.

(f)	The Vendor must indemnify the Purchaser Group against its reasonable out-of-pocket expenses incurred in providing assistance to the Vendor under this clause 14.18. The Purchaser acts as agent for the benefit of this indemnity relating to the other Purchaser Group Members and is entitled to enforce the indemnity on their behalf.

(g)	Nothing in this clause 14.18 will be taken to limit the Purchaser’s or the Vendor’s obligations under other provisions of this Deed.

14.19	Tax relief

The Purchaser must pay to the Vendor an amount equal to any credit, refund, rebate, reimbursement or other form of relief allowed by or received from a Taxation Authority in respect of:

(a)	any Tax or Duty paid by the Company before the Effective Date or provided for in the Unaudited Financial Statements except to the extent that the credit, refund, rebate, reimbursement or other form of relief is already provided for (to the extent such provision exists); or

(b)	any Tax or Duty paid by the Company after Completion to the extent the Purchaser has received an amount under a Tax Warranty for such Tax or Duty, in which case, account must be taken of the amount by which the Purchaser was subject to Tax or Duty in respect of the amount received under a Tax Warranty.

Any amount paid by the Purchaser to the Vendor under this clause 14.19 will be in addition to and an increase in the Purchase Price.

14.20	Liability where breach

Without limiting the operation of any other provision of this Deed, the Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished to the extent the Vendor’s position is prejudiced or compromised by any breach by the Purchaser of any provision of this Deed.

14.21	Independent limitations

Each qualification and limitation in this clause 14 is to be construed independently of the others and is not limited by any other qualification or limitation.

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14.22	Data room CD-ROM

(a)	The Data Room has been electronically frozen with effect from 7pm (AEST) 12 December 2008. The Vendor warrants and undertakes that no documents or other information have been or will be added to the Data Room after that time and agrees that no such documents or other information will be treated as fairly disclosed for the purposes of this Deed unless the relevant documents or information have been expressly agreed in writing between the Purchaser and the Vendor as being Data Room Documentation, as contemplated by paragraph (b) of the definition of Data Room Documentation.

(b)	Within 5 Business Days after the execution of this Deed, the Vendor shall deliver to the Purchaser a CD ROM which the Vendor believes in good faith contains all the information made available to the Purchaser in the Data Room.

(c)	Within 15 Business Days after receipt of the CD ROM, the Purchaser shall confirm in writing to the Vendor whether it believes the CD-ROM contains all the information made available to the Purchaser in the Data Room or, if not, what documents should be included or excluded from the CD ROM so that it will contain all the information made available to the Purchaser in the Data Room. If no notice is received by the Vendor within this time period, the CD ROM is taken to be confirmed in writing by the Purchaser and the Vendor to contain all the information made available to the Purchaser in the Data Room.

(d)	The parties shall work together in good faith to ensure that the CD ROM contains all the information made available to the Purchaser in the Data Room.

(e)	Once the CD-ROM is confirmed in writing by the Vendor and the Purchaser to contain all the information made available to the Purchaser in the Data Room, the CD ROM shall be taken to be the Data Room CD ROM for the purposes of this Deed and a copy of it shall be kept by each of the Purchaser and the Vendor.

(f)	Following 7pm (AEST) 12 December 2008, no documents can be included or removed from the Data Room without the written consent of all the parties. The Data Room must be kept open and accessible to the Vendor and Purchaser until the earlier of the Data Room CD ROM being confirmed in accordance with this clause and 36 months after the date of this Deed.

15.	Vendor Marks

(a)	As promptly as practicable and without unreasonable expenses but in no event later than thirteen months after the Completion Date, the Purchaser shall, subject to the rest of this clause 15, completely and permanently cease and shall cause the Company to cease any and all use of any Vendor Marks.

(b)	Purchaser acknowledges that, as between the parties, all Vendor Marks are owned by and shall remain owned by the Vendor, and the Purchaser or the Company shall not obtain any right, title or interest in, or to, any Vendor Marks other than as specifically granted in this clause 15.

Share Sale Deed

(c)	The Purchaser agrees not to, and must cause the Company not to, directly or indirectly, attack, contest, question or in any manner impugn the value, validity and/or enforceability of the Vendor Marks or the Vendor’s or its Related Companies’s rights in and with respect to the Vendor Marks, including without limitation, in any action in which enforcement of a provision of this Deed is sought.

(d)	The Purchaser agrees not to, and must cause the Company not to, willingly become a party adverse to the Vendor or any of its Related Companies in any Legal Proceeding in which a third party contests the value, validity and/or enforceability of the Vendor Marks or the Vendor’s or a Related Company’s rights therein.

(e)	Neither the Purchaser nor the Company shall at any time adopt, use, reserve, register or attempt to register (or allow others to do the same) any Trademark confusingly similar to any Vendor Mark.

(f)	The Purchaser acknowledges and agrees that neither it nor the Company or any of its Related Companies shall acquire any goodwill, rights or benefits arising from its or their use of Vendor Marks in accordance with clause 15 and that all such goodwill, rights and benefits shall accrue exclusively to the Vendor.

(g)	Following the Completion, the Purchaser must not, and must not permit the Company to, do business as, or in any way represent or imply that it or the Company is, or otherwise hold itself or the Company out as being or affiliated with the Vendor or any Related Companies thereof.

(h)	As soon as practicable after the Completion Date and in any event not later than 180 days thereafter, the Vendor will make all filings with any office, agency or body necessary to effect the termination of any use of any Vendor Marks from the businesses of the Company.

(i)	The Vendor acknowledges for the purposes of a claim under a policy together with other dealings with Governmental Entities, insureds and suppliers, the Purchaser and the Company may refer to the Vendor Marks in the context of their prior involvement in the Business pre Completion.

16.	Personal Liability

Each party agrees that:

(a)	no Officer or any member of its corporate group will bear any Liability to the other party or any of its Related Companies in respect of this Deed or the proposed transaction set out in this Deed, other than for an act of fraud by that person; and

(b)	no existing or former Officer of any member of its corporate group, and no Adviser of any member of the group advising in its capacity as such in relation to the proposed transaction set out in this Deed, will be liable to the other party or any of its Related Companies (including after Completion the Company) in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person; and

(c)	for the avoidance of doubt, clause 16 includes the Company; and

Share Sale Deed

(d)	the persons referred to in paragraphs (a), (b) and (c) are entitled to the benefit of this clause 16 and the Purchaser or the Vendor (as the case may be) holds such benefit as agent for those persons and is entitled to enforce this clause 16 on behalf of those persons.

17.	Note Issuer and Purchaser Warranties

The Note Issuer and the Purchaser each represents and warrants to the Vendor that, as at the date of this Deed and the Completion Date, each of the statements made in Schedule 4 is correct.

18.	Costs and Duty

(a)	Except as otherwise specifically provided in this Deed, each party must bear its own expenses, costs and fees arising out of or in connection with the negotiation, preparation and execution of this Deed (including any fees paid or payable to its Advisers).

(b)	The Purchaser and the Vendor must pay all duty (including stamp duty, fines, penalties and interest) that may be payable on or in connection with this Deed, any transaction evidenced by this Deed and any instrument or transaction entered into under this Deed in equal shares, unless due to delay or other default of the other party or its Related Companies.

19.	Communications

19.1	Public and other announcements

(a)	The initial public announcements of the transaction contemplated under this Deed will be agreed between the parties in writing.

(b)	Subject to paragraph (c), each party must consult with the other party prior to making any other public announcement in connection with the proposed transaction set out in this Deed.

(c)	Where a party is required by applicable law, the ASX Listing Rules or any other applicable stock exchange regulation or listing standards to make any public announcement or make any public disclosure relating to matters the subject of this Deed, it may do so only after it has given the other party as much notice as is reasonably practicable in the context of any deadlines imposed by Law or a Governmental Entity or such stock exchange and has consulted with the other party as to the content of that announcement or disclosure.

(d)	Except to the extent prohibited by applicable Law, the Purchaser and the Vendor must consent to any written material communication to employees of the Company in connection with the proposed transaction set out in this Deed. The Purchaser and the Vendor must not unreasonably withhold or delay any consent required under this clause.

19.2	Agreement on Communications

Subject to the following conditions, each party agrees that the other may discuss the transaction contemplated under this Deed with applicable Rating Agencies and Governmental Entities.

Except in relation to Communications regulated by clause 19.1 and to the extent permitted by applicable Law:

(a)	Each party will discuss in advance the timing of meetings with such entities, as well as with relevant financiers, and the information or documents to be provided to such entities.

Share Sale Deed

(b)	Each party will provide the other with the opportunity to be present at meetings with applicable Rating Agencies and Governmental Entities (or other material Communications with such entities) in relation to the transaction contemplated under this Deed, but notwithstanding the provisions of this clause 19.2(b), each party acknowledges that the other party will, as reasonably required, meet with such entities without the other party present to the extent that the issues involved only affect that party.

(c)	Either party will take reasonable steps to ensure the confidentiality of information provided to any such entities.

20.	Confidentiality

(a)	Other than clause 19.1, nothing in this Deed affects the terms of the Confidentiality Agreement except that in the event of inconsistency this Deed takes precedence to the extent of the inconsistency.

(b)	Prior to Completion, the Vendor must protect the Confidential Information and must ensure that its Related Companies, its Officers and Advisers and the Officers and Advisers of its Related Companies do not use or disclose the Confidential Information, except for the benefit of the Company in the ordinary course of business consistent with past practice or as necessary for the Vendor to perform its obligations or to enforce its rights under this Deed or as permitted under this Deed or as required by law. The Purchaser acknowledges that the Vendor has entered into confidentiality agreements with other potential bidders of the Shares and if the Vendor enforces those agreements to prevent the use or disclosure of Confidential Information by the other potential bidders, the disclosure by the Vendor of the Confidential Information to those potential bidders will not constitute a breach of this clause.

(c)	After Completion, the Vendor must protect the Confidential Information and must ensure that its Related Companies, its Officers and Advisers and the Officers and Advisers of its Related Companies do not use or disclose the Confidential Information without the prior written consent of the Purchaser, except as necessary to perform the Vendor’s obligations or enforce its rights under this Deed or as required by law.

(d)	In this clause, “Confidential Information” means the information of the Company, including all knowledge of secret processes, technical know how, techniques, discoveries, ideas, research, practices, systems, models, trade secrets, special purpose computer programs, information in the Records and other data subsisting in or relating to the Business other than information that is already in the public domain or to enforce the extent it enters the public domain otherwise than through a breach of confidentiality.

Share Sale Deed

21.	Termination

21.1	Termination

This Deed may be terminated at any time prior to the Completion Date as follows:

(a)	by mutual written consent of the Vendor and the Purchaser;

(b)	by the Vendor or the Purchaser, by written notice to the other, if Completion has not occurred by the End Date, unless such date is extended by the mutual written consent of the Vendor and the Purchaser; provided, that no party may terminate this Deed pursuant to this clause 21.1(b) if that party has breached its obligations under this Deed in a manner that shall have proximately contributed to the failure of Completion to occur by the End Date;

(c)	by either the Vendor or the Purchaser, by written notice to the other, if:

(i)	a Governmental Order has been issued by a Governmental Entity permanently restraining, or otherwise prohibiting, Completion, and such Governmental Order shall have become final and non-appealable; or

(ii)	any Law has been enacted by any Governmental Entity which prohibits the consummation of Completion; or

(d)	in accordance with clause 7.7.

21.2	Effect of Termination

(a)	In the event of the termination of this Deed pursuant to the provisions of clause 21.1, this Deed shall become void and have no effect, without any Liability to any person, in connection with this Deed or the transactions contemplated by it, including any party hereto, or any of its Officers’ agents, legal and financial advisors, representatives, stockholders or Related Companies; provided, however, that the agreements contained in the Confidentiality Agreement, clause 3.5, clause 18, clause 20, and this clause 21.1 shall survive the termination of this Deed; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party to this Deed of any Liability or damages resulting from any wilful or intentional breach of this Deed prior to the time of such termination.

(b)	In the event of the termination of this Deed pursuant to the provisions of clause 21.1:

(i)	the Purchaser shall return to the Vendor all documents and other materials received from the Vendor, the Company, their Related Companies or their agents (including all copies of or materials except board papers or minutes of the Purchaser Group developed from any such documents or other materials) relating to the proposed transaction set out in this Deed, whether obtained before or after the execution of this Deed; and

(ii)	all confidential information received by the Purchaser with respect to the Company and its Related Companies shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Deed.

Share Sale Deed

22.	Merger

The rights and obligations of the parties, including under clause 7, will not merge on the completion of any transaction contemplated by this Deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

23.	Further Actions

Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be required pursuant to this Deed or as requested by the other party in order to carry out the provisions of this Deed and consummate and make effective the proposed transaction set out in this Deed.

24.	Entire Agreement

This Deed (including the Schedules referenced in this Deed or delivered under it), the Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and set out the only conduct relied on by the parties and supersede all earlier conduct and prior agreements and understandings, both written and oral, between the parties in connection with such subject matter.

25.	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation, warranty or other inducement to it to enter into this Deed, except for representations, warranties or inducements expressly set out in this Deed, including clause 14 and the Warranties.

(b)	Each party acknowledges and confirms that it does not enter into this Deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Deed.

26.	Assignment

(a)	Subject to paragraph (b), neither party may assign, sub-contract, charge, encumber or otherwise deal with any rights and obligations under this Deed, or attempt or purport to do so, without the prior written consent of any other party.

(b)	Any attempt by a party to assign or otherwise deal with its rights under this Deed without the consent of any other party shall be void and of no effect, except that the Purchaser may assign its rights under this Deed to any Subsidiary of the Note Issuer, provided that no such assignment shall relieve the Purchaser of its obligations under this Deed .

(c)	Other than as provided for in this Deed, this Deed shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties to it. Nothing in this Deed, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and the successors and assigns permitted by this clause any right, remedy or claim under or by reason of this Deed except as expressly stated herein.

Share Sale Deed

27.	Amendment and Waiver

(a)	No amendment, modification or discharge of this Deed, and no waiver under this Deed, shall be valid or binding unless in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

(b)	Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties of a breach of or a default under any of the provisions of this Deed or to exercise any right or privilege under it, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Deed. The rights and remedies provided in this Deed are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

(c)	No failure to exercise nor any delay in exercising any right, power or remedy under this Deed operates as a waiver.

28.	Severability of Provisions

Any provision of this Deed that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.

29.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Deed:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

(b)	must be addressed to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Deed:

(i) to the Vendor:	The PMI Group, Inc. 3003 Oak Road Walnut Creek, CA 94597 United States of America Attention: General Counsel Fax No: +1-925-658-6175

Share Sale Deed

(ii) to either the Note Issuer or the Purchaser:	QBE Insurance Group Limited Level 2, 82 Pitt Street Sydney NSW 2000 Australia Attention: Company Secretary Fax No: +61 2 9231 6104

(c)	subject to paragraph (d), is deemed to be received:

(i)	if personally delivered, when delivered to the addressee;

(ii)	if sent by certified or registered mail, on the earlier of the date of receipt and the seventh business day after the mailing thereof;

(iii)	if sent by air mail or delivery, on the day delivered; or

(iv)	if sent by fax, on the day on which such fax was sent, provided that a copy is also sent by certified or registered mail;

(d)	if either delivery or sending occurs on a day which is not a business day in the place to which the Notice is sent or is later than 4pm at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

30.	Governing Law and Jurisdiction

(a)	This Deed is governed by the laws of Hong Kong.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the non-exclusive jurisdiction of the courts of Hong Kong in connection with any suit, action or proceeding arising out of or relating to this Deed;

(ii)	waives, to the fullest extent it may legally and effectively do so, any defence or objection based on absence of jurisdiction or inconvenient forum; and

(iii)	consents to service of process in the manner provided for Notices in clause 29, provided that nothing in this Deed will affect the right of any party to serve process in any other manner permitted by law.

(c)	The Vendor appoints ALG Services Limited, a company registered in Hong Kong, as its agent for service.

31.	Counterparts

This Deed may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Share Sale Deed

Schedule 1

Company

PMI Mortgage Insurance Asia Limited

No of shares on issue	Class of shares	Fully paid?	Shares held by (immediately prior to Completion)
132,000,001	Ordinary	Yes	The PMI Group, Inc.

Share Sale Deed

Schedule 2

Not used

Share Sale Deed

Schedule 3

Not used

Share Sale Deed

Schedule 4

Purchaser Warranties

In this Schedule, “Entity” means the Purchaser

1.	The Entity is duly incorporated and validly exists under the law of its place of incorporation.

2.	The Entity is not insolvent, no receiver has been appointed over any part of its assets, no such appointment has been threatened and it is not subject to any Insolvency Event.

3.	Subject to clause 14.5(d), there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Entity.

4.	The Entity is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Entity.

5.	The execution and delivery of this Deed has been properly authorised by all necessary corporate action of the Entity.

6.	The Entity has full corporate power and lawful authority to execute and deliver this Deed and to consummate and perform or cause to be performed its obligations under this Deed and each transaction contemplated by this Deed to be performed by it.

7.	This Deed constitutes a legal, valid and binding obligation of the Entity enforceable in accordance with its terms by appropriate legal remedy.

8.	The execution, delivery and performance by the Entity of this Deed and each transaction contemplated by this Deed does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of the Entity;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

9.	There are no Legal Proceedings pending or subject to 14.5(d) threatened against the Entity which question the validity of this Deed or which would reasonably be expected to prevent, materially delay or materially impair the ability of the Entity to consummate the transactions contemplated by this Deed.

10.	The Purchaser has available to it and will have available to it at the Completion Date all funds necessary for the payment to the Vendor of the Cash Purchase Price.

13.	The Entity has no Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Deed.

14.	The Entity has no knowledge in accordance with clause 14.5(d) of any matter that is inconsistent with the Vendor’s Warranties.

Share Sale Deed

Schedule 5

Vendor Warranties

In this Schedule:

(a)	a reference to “consistent with past practice” is to be interpreted having regard to the changed circumstances arising from the transaction contemplated under this Deed and the fact that the Shares will be sold to the Purchaser at Completion;

(b)	Adverse NTA Effect means a diminution in the net tangible assets of the Company exceeding US$100,000; and

(c)	each Warranty is given subject to the terms of this Deed, including the Disclosure Materials in accordance with clause 14.5.

Information

1.	All information set out in the Schedules to this Deed and the Disclosure Materials was prepared in good faith, is true and accurate, and is not misleading or deceptive in any material particular, whether by inclusion of misleading information or omission of material information or both, including:

(a)	Schedule 1 – Shares;

(b)	Schedule 8 of the Disclosure Letter – Material Contracts;

(c)	Schedule 9 of the Disclosure Letter – Inter-company Agreements;

(d)	Schedule 10 of the Disclosure Letter – Real Property;

(e)	Schedule 11 of the Disclosure Letter – Intellectual Property; and

(f)	Schedule 12 of the Disclosure Letter – Bank Accounts.

2.	All individual outstanding capital expenditure commitments in excess of HK$2,000,000 which are binding on the Company as at the date of this Deed have been fairly disclosed to the Purchaser in the Data Room Documentation.

Corporate Status

3.	The Vendor is duly incorporated and validly exists under the law of its place of incorporation.

4.	The Vendor is not insolvent, no receiver has been appointed over any part of its assets, no such appointment has been threatened and it is not subject to any Insolvency Event.

5.	There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Vendor. #

6.	The Vendor is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Vendor.

Share Sale Deed

7.	The execution and delivery of this Deed has been properly authorised by all necessary corporate action of the Vendor.

8.	The Vendor has full corporate power and lawful authority to execute and deliver this Deed and to consummate and perform or cause to be performed its obligations under this Deed and each transaction contemplated by this Deed to be performed by it.

9.	This Deed constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.

10.	The execution, delivery and performance by the Vendor of this Deed and each transaction contemplated by this Deed does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of the Vendor;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

11.	There are no Legal Proceedings pending or subject to # threatened against the Vendor which question the validity of this Deed or which would reasonably be expected to prevent, materially delay or materially impair the ability of the Vendor to consummate the transactions contemplated by this Deed.

Company

12.	The Company is duly incorporated and validly exists under the law of its place of incorporation.

13.	The shareholding in the Company is accurately described in Schedule 1.

14.	The Company:

(a)	has full corporate power to own its respective properties, assets and business and to carry on its respective business as now conducted;

(b)	has done everything necessary to do business lawfully in all jurisdictions in which its respective business is now carried on, except in relation to any act or omission which would not, individually, be reasonably expected to have an Adverse NTA Effect; and

(c)	each asset of or represented as belonging to the Company as fairly disclosed in the Disclosure Material is legally and beneficially owned by the Company, free of any Security Interest, except for:

(i)	any Permitted Security Interest;

(ii)	any asset subject to hire purchase, lease or rental agreements which if not fairly disclosed in the Disclosure Materials is on normal commercial terms; or

(iii)	any such asset which would not individually be expected to have an Adverse NTA Effect.

Share Sale Deed

15.	There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Company. #

16.	The Company has not entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them which is in effect or is otherwise subject to an Insolvency Event.

Shares

17.	The Vendor is the sole registered holder and beneficial owner of the Shares as set out in Schedule 1.

18.	The Vendor has full corporate power and lawful authority to own the Shares.

19.	The Shares comprise the whole of the issued share capital of the Company, were validly issued and are fully paid.

20.	There are no Security Interests over or affecting the Shares.

21.	There is no restriction on the sale or transfer of the Shares to the Purchaser except for the consent of the directors of the Company to the registration of the transfers of the Shares.

22.	Neither the Vendor nor the Company is a party to any shareholder agreements, voting trusts or other arrangements or understanding relating to the voting, purchase, redemption or acquisition of the Shares or Company Securities.

Insurance regulation

23.	The Company is presently compliant with applicable regulatory requirements, except where the failure to comply would not, individually, be reasonably expected to have an Adverse NTA Effect.

Financial Statements

24.	The Audited HKGAAP 2007 Financial Statements:

(a)	have been prepared in accordance with HKGAAP applied on a consistent basis during the periods involved;

(b)	present fairly the financial position of the Company as at the dates thereof and the results of operations, changes in equity and cash flows of the Company for the periods then ended in accordance with HKGAAP; and

(c)	accurately reflect the books of account and other financial records of the Company; and

(d)	contain proper and adequate provision for and full disclosure of all liabilities of the Company of whatever description and however arising, whether present, actual, unascertained, immediate, prospective, future or contingent in accordance with HKGAAP.

25.	The Unaudited Financial Statements:

(a)	have been prepared in accordance with USGAAP applied on a consistent basis during the periods involved;

Share Sale Deed

(b)	present fairly the financial position of the Company as at the dates thereof and the statement of income and balance sheet of the Company for the periods then ended in accordance with USGAAP; and

(c)	accurately reflect the books of account and other financial records of the Company; and

(d)	contain proper and adequate provision for and full disclosure of all liabilities of the Company of whatever description and however arising, whether present, actual, unascertained, immediate, prospective, future or contingent in accordance with USGAAP.

26.	The management accounts provided under clause 9.4 have been prepared on a consistent basis with the Unaudited Financial Statements except for changes in USGAAP since the date of such statements.

Absence of material changes

27.	Since the Effective Date to the date of this Deed, other than in connection with the transactions contemplated by this Deed and otherwise as fairly disclosed to the Purchaser in the Disclosure Material:

(a)	the Company has conducted its business only in the ordinary course of business consistent with past practice and since the date of this Deed in accordance with clause 10 of this Deed;

(b)	other than changes to the general economic environment in which the Company operates, there has been no change, development or effect or combination of changes, developments or effects that, individually, which have had or would be reasonably expected to have an Adverse NTA Effect.

28.	Since the Effective Date to the date of this Deed, the Company has not (except in the ordinary course of business consistent with past practice or as required by Law or as fairly disclosed in the Disclosure Materials):

(a)	incurred any Liabilities;

(b)	acquired or disposed of or dealt with any assets, nor has it entered into any form of agreement to acquire or dispose of any assets other than in relation to the investment portfolio as contemplated by clause 3.1(c) of this Deed;

(c)	borrowed money;

(d)	granted any Security Interest;

(e)	paid or agreed to pay any retiring allowance, mandatory provident fund or similar benefit to any of its Officers other than as fairly disclosed in the Disclosure Materials;

(f)	not entered into or altered any contract of service with any Officers or increased or agreed to increase the compensation payable to any of its Officers other than as fairly disclosed in the Disclosure Materials;

(g)	implemented any new accounting or actuarial principle; or

Share Sale Deed

(h)	made any loans (other than amounts for reasonable expenses) or paid bonuses to its Officers or agreed to do so;

that, individually, have had or would be reasonably expected to have an Adverse NTA Effect. Since the date of this Deed, the Company will have complied with clause 14 of this Deed. #

29.	Since the Effective Date to the date of this Deed, other than as agreed to by the Purchaser in writing, the Company has not declared, set aside, paid or agreed to pay any dividends or distributions on, or made any other distributions in respect of, any Company Securities.

30.	Since the date of this Deed, other than as agreed to by the Purchaser in writing, no resolutions have been passed by the members or directors of the Company except in the ordinary course of business consistent with past practice or necessary to give effect to this Deed.

Compliance with Laws

31.	The business of the Company is in compliance with all applicable Laws (including privacy, occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, mandatory provident fund, workers compensation and industrial laws), except where the failure to comply would not, individually be reasonably expected to have an Adverse NTA Effect. #

32.	The Company possesses all Governmental Entity permits, licences, certificates, variances, exemptions, exceptions, orders and other authorizations, consents, clearances and approvals necessary to conduct its business as presently conducted, except where the failure to hold such permits would not individually be reasonably expected to have an Adverse NTA Effect, and all such permits are in full force and effect.

Taxation

33.	All Taxes and Duties due and payable by the Company in respect of periods ending on or before the date of this Deed have been paid by the due date or provided for in accordance with Warranty 47.

34.	All Tax and Duty returns required by law (including, but not limited to, all laws imposing or relating to salaries tax, profits tax, property tax, sales tax, government rates, stamp and customs duty) to be lodged or filed in respect of periods ending before the Completion Date have been, or will be, duly lodged or filed.

35.	The Company has deducted all Tax required to be deducted from any payments made by it prior to the Completion Date and has remitted that Tax to the relevant Taxation Authority in accordance with the relevant law.

36.	The Company maintains and has retained for the period required by law all records that it is required to maintain under any law relating to Taxes or Duties.

37.	No Tax or Duty return contains a statement that is false or misleading in any material particular or omits to refer to any matter which is required to be included or without which the statement is false or misleading.

Share Sale Deed

38.	There is no current dispute between the Company and Hong Kong Commissioner of Inland Revenue or any other Taxation Authority in respect of any Tax or Duty nor subject to # are there any facts, matters or circumstances which are likely to give rise to a dispute.

39.	The Company has not entered into to any transaction which contravenes the anti-avoidance or transfer pricing provisions of any Law on Tax or Duty.

40.	The Company has not made any objection or requested any amended assessment in relation to its lodged, filed or submitted Tax and Duty returns.

41.	Any transaction that the Company has entered into in reliance on any ruling from a Taxation Authority has been implemented in the manner disclosed in the application for the ruling.

42.	The Company has not acted or failed to act in any way which has or is likely to alter, prejudice or infringe any ruling.

43.	All documents required to be created by the Company under a law relating to Duty have been created and have had Duty paid in full in accordance with all applicable laws.

44.	All documents which are liable to Duty, or necessary to establish the title of the Company to an asset, have had Duty paid in full in accordance with all applicable laws.

45.	No event has occurred (excluding the transfer of the Shares under this Deed) which has prevented or is likely to prevent the Company from obtaining the benefit of any future income tax benefit provided for in the Unaudited Financial Statements.

46.	No debt owed by the Company has been forgiven which would contravene the Tax Act.

47.	The Unaudited Financial Statements fully provide for all Tax or Duty which the Company is liable to pay in respect of profits made in the period up to and including the Effective Date.

48.	After the Effective Date, the only Tax or Duty liabilities of the Company that arise up to and including the Completion Date are or will be liabilities in the ordinary course of business consistent with past practice.

Agreements with Governmental Entities

49.	The Company is not subject to any cease-and-desist or other order or enforcement action issued by any Governmental Entity that currently restricts the conduct of the Business. The Company is not subject to any written agreement, consent agreement or memorandum of understanding with, any Governmental Entity that currently restricts the conduct of the Business in a way that would reasonably be expected to have an Adverse NTA Effect.

Litigation

50.	Other than insurance claims in the ordinary course of business, consistent with past practice, there are no Legal Proceedings including by Employees or pending or subject to # threatened in writing by or against the Company that, individually, if determined adversely to a Company, would be reasonably expected to have an Adverse NTA Effect.

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Real Property

51.	Schedule 10 of the Disclosure Letter lists the only real property lease to which the Company is a party or is bound (the Lease). The Company does not own freehold property.

52.	The Lease is enforceable against, subject to #, the lessor which is party thereto in accordance with its terms, in each case except as limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company is not in default and has not been given written notice that it is in default, and the lessor is not in default and has not been given written notice that it is in default under the Lease.

Intellectual Property

53.	The Company has no registered Intellectual Property.

54.	Except as, individually, would not be reasonably expected to have an Adverse NTA Effect:

(a)	the Company has the right to use all Intellectual Property necessary to its business as currently conducted; and

(b)	the Company is not infringing or otherwise violating the Intellectual Property rights of any third party and subject to # no third party is infringing or otherwise violating any Intellectual Property right owned by the Company.

55.	Each of the licences under which the Company uses any Intellectual Property rights is enforceable against the Company and subject to # the licensor, in each case except as limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company is not in default, and subject to # the licensor is not in default under each software licence agreement.

Material Contracts

56.	Complete and correct copies of all terms of Material Contracts are contained in the Disclosure Material. There are no change of control or non-competition obligations which are binding on the Company under the Material Contracts other than as set out in those documents. Each Material Contract is enforceable against the Company that is a party to it and subject to # the other party to the Material Contract, in each case except as limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

57.	The Company is not in breach or violation of, or default under, any Material Contract, such as would reasonably be expected to have an Adverse NTA Effect, nor is the other party in breach or violation of, or default under a Material Contract, such as would reasonably be expected to have an Adverse NTA Effect.

58.	The Company has not received, prior to the date of this Deed, a written notice from any customer intending to terminate a Material Contract, nor subject to # are there any facts, matters or circumstances which give such a customer a valid right to do so.

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59.	Since the Effective Date, the Company has not received notice that a counterparty to a Material Contract intends to:

(a)	significantly reduce the amount of the business which it provides to the Company under a Material Contract; or

(b)	require the Company to participate in any tender process in order to obtain business from the counterparty.

Environmental matters

60.	Except as, individually or in the aggregate, would not be reasonably expected to have an Adverse NTA Effect, the Company is in compliance with all Laws concerning the Environment as applicable to the operation of their business.

Brokerage

61.	The Company has no Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Deed.

Employees

62.	All changes in the remuneration or emoluments or benefits of Officers from the Effective Date to the date of this Deed have been fairly disclosed in the Disclosure Materials.

63.	The Company does not act as trustee, administrator, investment manager or life insurer of a defined benefits fund or an accumulation fund in respect of its Employees.

64.	All material terms of the arrangements (including bonus arrangements) for each Employee are set out in the Disclosure Material.

65.	No Claim has been made and not settled, nor subject to # is the Vendor aware of any potential ongoing or outstanding Claim, by or on behalf of any Employee or contractor against the Company, including for discrimination, sexual harassment or wrongful termination.

66.	There is no outstanding matter (including under any award or other instrument made or approved under Law) which is likely to lead to industrial action by Employees or any industrial organisation of employees and which may disrupt the Business. #

67.	There are no contracts, arrangements or understandings with contractors of the Company who are engaged to provide key strategic or operational services, other than as fairly disclosed in the Disclosure Materials.

Privacy

68.	No grounds exist for an individual to claim compensation, from the Company for a breach of privacy law applicable in Hong Kong which is currently outstanding. #

69.	No outstanding notice has been received by the Company from a Governmental Entity alleging a breach of privacy law applicable in Hong Kong. #

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Computer Systems

70.	All the material computers and material computer systems used by the Company:

(a)	are, having regard to fair wear and tear and their age, in operating order and are fulfilling the purposes for which they were acquired in an efficient manner without material downtime or errors;

(b)	are owned or leased, under the control of the Company, are located in its premises and are not shared with or accessible by any other person as fairly disclosed in the Disclosure Materials; and

(c)	comprise all of the software, hardware and services reasonably necessary to operate the business of the Company from the Completion Date to the extent that these are not provided by The PMI Group Inc. and its other Related Companies as fairly disclosed in the Disclosure Materials.

Insurance

71.	All material details of the insurance policies providing cover to the Company in respect of the operational risks of the Business (which for the avoidance of doubt excludes any insurance policies issued or arranged by the Company for or on behalf of any other parties) have been included in the Disclosure Material.

72.	There are no outstanding claims under the policies referred to in Warranty 71 nor subject to # are there any facts, matters or circumstances which give rise to a claim under those policies.

73.	All premiums which have become due and payable in respect of the insurances referred to in Warranty 71 will have been paid before the Completion Date.

74.	Nothing has been done or omitted to be done which would make any current insurance contract void or voidable or which would permit an insurer to or refuse or reduce a claim. #

Records

75.	The Records contain all documents reasonably necessary to operate the business of the Company from the Completion Date consistent with past practice, including statutory corporate records and fundamental accounting and management records and operational manuals (Key Documents).

76.	The Key Documents created by the Company since 28 June 2006 do not contain inaccuracies which would reasonably be expected to have an Adverse NTA Effect, and to the extent necessary, have been prepared in accordance with the requirements of the Companies Ordinance. #

Guarantees and Indemnities

77.	There are no guarantees securing debt obligations (whether secured or unsecured) given by the Company under which obligations or liabilities are still outstanding, other than as established in the ordinary course of business consistent with past practice.

Loans by and debts due to the Company

78.

Each receivable (including those due from trade debtors) shown as an asset of the Company in the Unaudited Financial Statements is a valid and subsisting debt and will realise the nominal amount of the debt (and all interest and other charges payable) in accordance with its terms fairly disclosed

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in the Disclosure Materials (less, in respect of the total of those receivables, the total of any bad or doubtful debts included in the Unaudited Financial Statements in respect of debts other than receivables owing from trade debtors).

79.	No receivable in excess of HK$37,500 shown as an asset of the Company owed to the Company has been written down or written off since the Effective Date.

General

80.	The Company has:

(a)	no members other than the Vendor; and

(b)	no interest in the share capital of any other corporation except investments in the ordinary course of business consistent with past practice.

81.	The Company:

(a)	does not engage in coinsurance;

(b)	does not carry on business in partnership with any other person;

(c)	is not a member of any unincorporated body, undertaking or association (other than a trade or industry association); and

(d)	does not hold any share or security (other than a share or security in a trade or industry association) which is not fully paid up.

82.	The Company does not trade under any name other than its corporate name in English and Chinese.

83.	All foreign currency transactions to which the Company is party to are fairly disclosed in the Disclosure Materials.

84.	No agreement is under negotiation which, if finalised, would qualify as an agreement that is material to the Business and which has not been fairly disclosed in the Disclosure Materials.

85.	There are no unsatisfied judgements or awards against the Company.

86.	Subject to transitional arrangements in clause 8 of this Deed, no Intellectual Property rights material to the operation of the Business may be terminated or subjected to terms less favourable to the Company by reason of the change in ownership or control of the Company.

87.	There is no fact, matter or circumstance which is likely to prejudice the continuance or renewal, or result in the revocation or variation in any respect, of any statutory licence which would reasonably be expected to have an Adverse NTA Effect. #

88.	Neither the Vendor nor the Company has received any written notice that any statutory licence will be revoked, suspended, modified or will not be renewed other than in respect of modifications which have been implemented.

89.	Subject to transitional arrangements in clause 8 of this Deed, the Company is not dependent on any asset owned, licensed or leased by any member of the Vendor Group in order to carry on the Business other than those owned, licensed or leased by the Company.

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90.	Subject to transitional arrangements agreed in accordance with clause 8, the Company will on Completion have no outstanding contract, arrangement or understanding with any member of the Vendor Group which would reasonably be expected to have an Adverse NTA Effect.

91.	All returns or other documents which the Company is required to lodge with the Insurance Authority and under the Companies Ordinance have been lodged and are accurate except where the failure to lodge or the inaccuracy would not reasonably be expected to have an Adverse NTA Effect.

92.	Neither the Company nor any Officer of the Company has been prosecuted for any criminal or other unlawful acts connected with the Company.

93.	Subject to #, no Officer of the Company has made or received any Illegal Payment in connection with the Company. For the purposes of this Warranty, the expression “Illegal Payment” includes:

(a)	commercial bribes or kickbacks paid to any person, including the officials of any Governmental Entity, either directly or through a third party or

(b)	any advantage deemed illegal under the Prevention of Bribery Ordinance (Cap. 201 of the laws of Hong Kong).

94.	The Company does not carry on any regulated activity within the meaning of the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong).

95.	The Company is and has always been resident for Tax purposes in Hong Kong (and no where else).

96.	The Company has not been subject to any audit, investigation, discovery or access order conducted by any Taxation Authority at the Company’s premises and subject to # there are no circumstances existing which make it more likely that an audit, investigation, discovery or access order will be made than would otherwise be the case in the ordinary course. For the avoidance of doubt, this Warranty excludes any audit, investigation, discovery or access order conducted internally by any Taxation Authority in respect of the Company.

97.	The Company has exclusive possession of its premises and has not granted or agreed to grant any licences in respect of the whole or any part of those premises.

98.	Subject to #, there is no reason why the Company’s lease should not be renewed on its expiry or a fresh lease granted on terms materially no less favourable to the Company (save as regards commercial increases in rent).

99.	The Company does not have any continuing liability in respect of any other real property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a guarantor of the obligations of any other person in relation to such property.

100.	There is in force no power of attorney given by the Company, nor any other authority (express or implied) given by the Company to any person, to enter into any contract other than any authority of Officers to enter into contracts in the normal course of their duties.

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101.	No Employee has given or received notice terminating his employment and Completion under this Deed will not give the Employee any additional entitlement to terminate his employment nor trigger any entitlement to a severance payment.

102.	The Company has or had no branch, place of business or substantial assets outside Hong Kong (other than investments held with offshore depositaries or custodians) or any permanent establishment in any country outside Hong Kong.

103.	None of the Shares was or represents assets which were the subject of a transfer at an undervalue (within the meaning of section 49 of the Bankruptcy Ordinance) since 2006.

The Company has not at any time directly or indirectly provided financial assistance for the purpose of the acquisition of shares in the Company or in any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such acquisition, whether pursuant to section 47E of the Companies Ordinance or otherwise.

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Schedule 6

Disclosure Material

1.	The Disclosure Letter.

2.	The Data Room Documentation.

3.	All other information and data provided or communicated in writing to the Purchaser or its Related Companies, or any of their respective Representatives by the Company, the Vendor, their Related Companies or Representatives, before the date of this Deed regarding the transaction contemplated by this Deed.

Share Sale Deed

Schedule 7

Transitional Services Agreement

This Transitional Services Agreement (this “Agreement”) is made on November __, 2008 between the following parties:

PMI MORTGAGE INSURANCE CO. of 3003 Oak Road, Walnut Creek, California 94597 United States of America (“PMIC”)

and

QBE MORTGAGE INSURANCE (ASIA) LIMITED of Unit 3405-3406, 34/F., Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong (“QMI Asia”)

RECITALS:

A.	PMIC’s parent entity, The PMI Group, Inc. (“TPG”) entered into a share sale deed dated 29 August 2008 (the “Sale Deed”) with QBE Holdings (AAP) Pty Limited (ABN 26 000 005 881) (the “Purchaser”), pursuant to which, among other matters, TPG agreed to sell, and the Purchaser agreed to purchase, all the issued shares in the capital of QMI Asia, formerly known as PMI Mortgage Insurance Asia Limited.

B.	In accordance with clause 8 of the Sale Deed, PMIC and QMI Asia enter into this Agreement pursuant to which PMIC or its Related Bodies Corporate will perform the Transitional Services for QMI Asia during the Transition Period, on the terms and subject to the conditions in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1	Definitions

Capitalised terms used but not otherwise defined herein shall have the meanings given to such terms in the Sale Deed. The following terms, when used in this Agreement, have the meanings set forth in this clause 1.1.

“Agreement Termination Date” means the date upon which all Transitional Services have ceased or twelve (12) months from the Completion Date, whichever is the earlier.

“Confidential Information” means all information disclosed (whether in writing, orally or electronically, and whether directly or indirectly) by a party to the other party during the term of this Agreement for the purpose of providing the Transitional Services, including information relating to QMI Asia’s or PMIC’s products and services, operations, customers and prospects, technology, know-how, research and development, trade secrets, market opportunities or financial or business affairs. Confidential Information includes customer data that may be stored or transmitted across PMIC’s network.

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“Governmental Entity” means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, agency, instrumentality, board or tribunal, whether in Hong Kong or otherwise. It includes the OCI and the Hong Kong Companies Registry.

“OCI” means the Hong Kong Office of the Commissioner of Insurance.

“Personal Information” means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not, about a natural person whose identity is apparent, or can reasonably be ascertained from the information or opinion, and shall include, without limitation, income tax file numbers of individuals held in accordance with a law or regulatory requirement.

“QBE LMI” means QBE Lenders’ Mortgage Insurance Limited, a Related Body Corporate of QMI Asia.

“Related Bodies Corporate” has the meaning given in the Companies Ordinance.

“Service Termination Date” means with respect to any particular Transitional Service provided by PMIC under this Agreement, the earlier of (i) the Agreement Termination Date; (ii) the date on which PMIC is unable to provide, or secure the rights to provide, the Transitional Service under clause 2.3; or (iii) such other date that the parties may mutually agree to end any particular Transitional Service prior to the Agreement Termination Date.

“Transition Period” means the period beginning on the Completion Date and ending on the Agreement Termination Date.

“Transitional Service Fees” are defined in clause 5.

“Transitional Services” is defined in clause 2.

1.2	Interpretation

This Agreement will be interpreted in accordance with clause 1.2 of the Sale Deed.

2.	Transitional Services

2.1	During the Transition Period (or such shorter period otherwise mutually agreed upon by PMIC and QMI Asia), PMIC will provide QMI Asia such services in respect of QMI Asia’s operations, as described in Schedules A – F to this Agreement (the “Transitional Services”).

2.2	During the Transition Period, QMI Asia may request changes or additions to existing Transitional Services. All such requests shall be submitted to PMIC in writing using the form at Exhibit A to Schedule A. The terms of any such proposed altered or additional Transitional Services, including the fees payable for such services, shall be as mutually agreed by the parties or, failing agreement between the parties, as otherwise resolved under clause 22. Such terms, if and when agreed, shall be detailed in an amendment to Schedules A – F, respectively, and shall thereafter be “Transitional Services” under this Agreement.

2.3	In cases where PMIC is, despite its reasonable endeavors, unable:

(a)	to provide a Transitional Service for a reason other than Force Majeure as defined in clause 25.3 below; or

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(b)	to secure the rights to be able to legally provide the Transitional Services under PMIC’s existing contracts, including by assigning (if possible) the rights to the Transitional Services, functions and operations provided by PMIC to QMI Asia itself, then PMIC will provide reasonable assistance to QMI Asia for a period of up to four (4) weeks, which period will be the four (4) week period immediately prior to the date on which PMIC becomes unable to provide, or secure the rights to provide, the Transitional Service if PMIC has sufficient notice of such date, to enable QMI Asia to:

(c)	procure its own third party service agreements and/or licenses to enable the provision of the Transitional Services, if commercially practicable, and

(d)	migrate the Transitional Services, including full system backups, assistance with parallel operation, provision of information about the system configuration and function and delivery or destruction of QMI Asia’s Confidential Information (except that PMIC may retain a copy of the Confidential Information of QMI Asia if such Confidential Information is specifically required for auditing or statutory purposes).

2.4	During the Transition Period, PMIC will provide QMI Asia with the level of Transitional Services it provided to QMI Asia while QMI Asia was a Related Body Corporate of PMIC. However, QMI Asia acknowledges that although PMIC provided (or contracted third parties to provide) the Transitional Services to QMI Asia during the period in which QMI Asia was a Related Body Corprorate of PMIC, PMIC is not in the business of providing the Transitional Services to third parties, and so it will be in the parties’ respective best interests for QMI Asia to establish systems or processes for supplying the Transitional Services internally, or to enter into an agreement for provision of the Transitional Services with one or more third parties who are in the business of providing such services, as soon as possible. QMI Asia must use its reasonable endeavours to establish systems internally which are necessary to perform, or to contract with third parties for the provision of, the Transitional Services, so that the need for PMIC to provide or procure the performance of the Transitional Services for QMI Asia ends as soon as practicable after the Completion Date.

2.5	Consistent with the parties’ intentions under clause 10.4 of the Sale Deed, the parties acknowledge that during the Transition Period there will be other services, which will be incidental to the Transitional Services and may be required by either of the parties (not covered by those listed in Schedules A – F), which cannot be defined at the date of this Agreement (“General Services”).

2.6	The parties agree that they will use reasonable endeavors:

(a)	to provide the General Services, as and when required; and

(b)	to give effect to this Agreement.

2.7	The General Services will be provided at no charge unless it is agreed between the parties that the salaries and overhead costs associated with the provision of a particular General Service will be substantial and in excess of a reasonable allocation of resources. In that event, the parties will work together, diligently in good faith and acting reasonably to determine an appropriate charge for that particular General Service.

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2.8	If the parties are unable to reach agreement in relation to the provision of a General Service, such dispute will be managed in accordance with the provisions of clause 22 of this Agreement.

3.	Performance of Transitional Services

3.1	Notwithstanding clause 9.1, PMIC agrees that in providing the Transitional Services and General Services under this Agreement, it will exercise due care and skill.

3.2	Notwithstanding anything to the contrary contained in this Agreement:

(a)	PMIC will not be required to incur expenditures to acquire, lease or license assets or property after the Completion Date or to obtain the Transitional Services (other than in the ordinary course of business consistent with past practices) in order to provide the Transitional Services; and

(b)	in order to provide the Transitional Services, PMIC will not be obligated to breach any covenant or obligation pursuant to any written contract, agreement or undertaking with a third party which is not a Related Body Corporate of the parties entered into prior to the Completion Date.

4.	Term of Transitional Services

4.1	PMIC will provide each Transitional Service until its respective Service Termination Date.

4.2	PMIC agrees that during the term of this Agreement, if it terminates any contracts or other arrangements it requires in order to provide the Transitional Services and/or otherwise meet its obligations under this Agreement, it will procure other arrangements to enable it to provide the Transitional Services in accordance with this Agreement.

5.	Transitional Services Fees

5.1	As consideration for the performance of each of the Transitional Services provided by PMIC, QMI Asia will pay fees to PMIC (the “Transitional Service Fees”) in accordance with the terms of Schedule G to this Agreement.

5.2	Without limiting clause 5.3 below, any fees payable to PMIC are exclusive of all sales, royalty, withholding, goods and services and like taxes imposed on or in respect of the Transitional Services.

5.3	If QMI Asia is required by law to deduct or withhold any amount on account of Hong Kong withholding tax from any payment, or part of any payment, made to PMIC in accordance with this Agreement, QMI Asia shall:

(a)	promptly pay the amount deducted or withheld to the relevant Taxation Authority; and

(b)	within 20 Business Days of the end of the month in which the deduction or withholding is made, deliver to PMIC official receipts or other evidence of payment of that amount.

6.	Records and Audit

6.1	PMIC will keep all records and documentation necessary to demonstrate compliance with its obligations under this Agreement.

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6.2	PMIC will allow QMI Asia and/or its external auditors and/or its Related Bodies Corporate and/or the OCI reasonable access to all records and documentation relating to the Transitional Services provided under this Agreement.

6.3	PMIC will allow QMI Asia and/or its external auditors and/or its Related Bodies Corporate and/or the OCI all reasonable access to its premises for the purposes of inspection and audit.

6.4	PMIC agrees to cooperate and provide all reasonable assistance to QMI Asia and/or its external auditors and/or its Related Bodies Corporate and/or the OCI in relation to access to records and documentation under clause 6.2 and access to its premises under clause 6.3. Such assistance may include participation by PMIC in meetings with QMI Asia and/or the OCI.

6.5	PMIC’s reasonable out of pocket expenses incurred in meeting its obligations under clauses 6.2, 6.3 and 6.4 will be payable by QMI Asia within 30 days of QMI Asia receiving an invoice.

7.	Project Managers

7.1	Each of QMI Asia and PMIC shall appoint one individual who shall serve as a “Project Manager” for purposes of communicating with the other party and carrying out this Agreement, and who shall be authorised to act on behalf of his or her respective party as to matters pertaining to this Agreement.

7.2	Effective upon execution of this Agreement, such Project Managers shall be as listed in Schedule H of this Agreement. A party may replace its Project Manager at any time without the consent of the other party.

8.	Status of Employees and Facilities

8.1	Whenever PMIC utilises its employees to perform the Transitional Services pursuant to this Agreement, such employees shall at all times remain subject to the direction and control of PMIC, and QMI Asia shall not have any liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations by virtue of the relationships established under this Agreement.

8.2	No facility of PMIC used in performing the Transitional Services shall be deemed to be transferred, assigned, conveyed or leased by such performance or use.

8.3	PMIC shall maintain appropriate security, maintenance and insurance coverage in relation to its employees and facilities as it deems appropriate in its sole discretion.

9.	Liability and Indemnity

9.1	Subject to clauses 9.3 and 9.4, but without limiting clause 9.2, QMI Asia acknowledges that the Transitional Services are supplied ‘as is’ and that PMIC has not made, and that no person acting on behalf of PMIC has made, any representation as to the Transitional Services merchantability or suitability for any particular purpose.

9.2	Subject to clause 9.3, and to the maximum extent permitted by law:

(a)	all terms and warranties expressed or implied by any legislation, the common law, equity, trade, custom or usage or otherwise in relation to the provision of the Transitional Services under this Agreement or otherwise in connection with this Agreement, are expressly excluded; and

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(b)	PMIC is not liable in any way for any indirect or consequential loss or loss of profit or damage (including loss of data or damage that may reasonably be supposed to have been in the contemplation of the parties as at the date of this Agreement as a probable result of any act or omission) arising out of or in connection with the provision of the Transitional Services under this Agreement or otherwise in connection with this Agreement (including, without limitation, any claim, or loss or damage suffered by a third party).

9.3	Subject to clause 9.4, if any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding or modifying the application of or exercise of, or liability under, that term or warranty, that term or warranty is deemed to be included in this Agreement.

9.4	The liability of PMIC for a breach of a term or warranty implied by clause 9.3 is limited, at the option of PMIC, to any one or more of the following:

(a)	the supplying of the particular Transitional Services again; or

(b)	the payment of the cost of having the particular Transitional Services supplied again.

9.5	PMIC is not liable to QMI Asia to make any payments (whether by way of indemnity, damages, costs or otherwise) under or in connection with this Agreement (by way of claims under contract, tort or otherwise) if the payment, when aggregated with all other such payments, exceeds three times the amount of all Transitional Service Fees payable under this Agreement.

10.	Sub-Contractors

10.1	If, during the term of this Agreement, PMIC sub-contracts any of its obligations to a third party (the “Sub-Contractor”), then PMIC will be responsible for and liable to QMI Asia for the acts and omissions of the Sub-Contractor that cause a breach of this Agreement.

11.	Confidentiality

11.1	During the term of this Agreement, a party will:

(a)	use the Confidential Information of the other party only for the purpose of this Agreement (which may include disclosure to all necessary Sub-Contractors);

(b)	only allow access to the Confidential Information of the other party to those persons who need to know (the “Authorised Persons”);

(c)	only disclose the Confidential Information of the other party to a third party with prior written consent of QMI Asia; and

(d)	use commercially reasonable efforts to prevent the unauthorised use or disclosure of the Confidential Information of the other party, using at least the same degree of care exercised to protect its own confidential information but in any case using no less than a reasonable degree of care.

11.2	The obligations under this clause will not apply to Confidential Information:

(a)	that is in the public domain at the time of disclosure other than by the receiving party’s breach of this clause; or

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(b)	that is lawfully received by the receiving party from a third party authorised to make such disclosure without restriction; or

(c)	independently developed by the receiving party without use of the Confidential Information; or

(d)	in accordance with the order of a court or Governmental Entity, in which case the receiving party will provide as much advance notice thereof to the other party as is practicable and will use commercially reasonable efforts to limit the extent of any such disclosure.

11.3	This clause survives termination of this Agreement for any reason.

11.4	On termination of this Agreement, a party must at that party’s expense either return to the other party all Confidential Information obtained from the other party or where the Confidential Information is contained on or recorded in any computer disc or electronic storage facility of any type destroy or permanently erase or delete all Confidential Information, except that a party may retain a copy of the Confidential Information of the other party if such Confidential Information is specifically required for auditing or statutory purposes.

12.	Privacy

12.1	PMIC shall take all reasonable measures to ensure that all Personal Information it receives pursuant to this Agreement is protected against loss, and against unauthorised access, use, modification, disclosure or other misuse, and that only the Authorised Persons have access to the Personal Information.

12.2	In relation to any Personal Information PMIC receives pursuant to this Agreement, QMI Asia and PMIC must comply with all relevant laws, and in particular, the Hong Kong Personal Data (Privacy) Ordinance, including making all appropriate disclosures to, and obtain all appropriate consents, permissions and authorisations from, the individuals concerned.

12.3	QMI Asia indemnifies PMIC against any claim, loss, damage, liability, cost and expense that may be incurred or sustained by PMIC arising out of any act, matter or thing done, permitted or omitted to be done by QMI Asia, its employees or its Related Bodies Corporate in relation to any Personal Information received by PMIC pursuant to this Agreement. For the avoidance of doubt, such indemnity will not apply to the extent the claim, loss, damage, liability, cost or expense is caused by the fraud or negligence of PMIC, its employees or sub-contractors.

13.	Business Continuity Management

PMIC will have in place at all times during the term of this Agreement a business continuity plan which is regularly tested not less than annually. QMI Asia acknowledges that the business continuity plan is not customised for QMI Asia, and QMI Asia has no right to amend PMIC’s business continuity plan.

14.	Intellectual Property

14.1	QMI Asia hereby grants to PMIC, a royalty-free non-transferable license to use the Intellectual Property of QMI Asia in order to provide the Transitional Services. PMIC is not obliged to provide a Transitional Service to the extent that QMI Asia is unable to provide, or procure, such license for any reason.

14.2	The license under clause 14.1 shall terminate upon termination of this Agreement.

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14.3	PMIC shall not use the Intellectual Property except to provide the Transitional Services.

14.4	QMI Asia acknowledges that QMI Asia shall have the right to use PMIC’s licensed software, which software is owned by Oracle respectively, to the extent necessary to enable QMI Asia to receive the benefit of the Transitional Services, subject to any restrictions lawfully imposed by the respective owners of the software which are notified to QMI Asia from time to time. QMI Asia must not use this software or any part of it except as expressly authorized by this Agreement, and in accordance with the terms of the relevant agreement under which the software is licensed to PMIC.

15.	Governing Law

This Agreement shall be governed by the laws of Hong Kong and in accordance with the procedures as otherwise detailed in clause 30 of the Sale Deed.

16.	No Waiver

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

17.	Notices

All notices, requests, demands and other communications made hereunder shall be pursuant to and in accordance with the terms, conditions and procedures set forth in clause 29 of the Sale Deed.

18.	Amendment

This Agreement may be amended only by another agreement executed by both parties.

19.	Assignment

Neither party can assign, charge or deal with any of its rights and obligations under this Agreement, or attempt or purport to do so, unless (a) with the written consent of the other party, or (b) except to a Related Body Corporate as part of a solvent corporate restructure provided the assignee remains in the future a Related Body Corporate.

20.	Binding on Successors and Assigns

The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.	No Third Party Beneficiaries

Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors or permitted assigns, any rights, benefits or remedies.

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22.	Dispute Resolution

22.1	If a dispute arises under this Agreement and is not resolved following referral to the chief executive officers of QMI Asia and PMIC or their senior nominees within 10 business days of such referral, the dispute must be submitted to an independent expert for determination as follows:

22.2	The independent expert will be such expert as the parties may agree or, if the parties cannot agree on an expert within 10 business days or if an agreed expert is unable or unwilling to act within 10 business days of notice to them, the expert will be nominated by the President of the Hong Kong Computer Society or his nominee.

22.3	The independent expert must have no direct or indirect personal interest in the outcome of the decision or determination he is requested to make.

22.4	The parties must submit the dispute in writing to the independent expert on or promptly after appointment of the independent expert. The submission shall state the specific matter to be determined and all other reasonably relevant matters.

22.5	Each party shall direct the independent expert to act expeditiously and to give reasons for his determination, and shall supply the independent expert with any information, assistance and cooperation which he may request in connection with his determination.

22.6	Unless independent expert, in his absolute discretion, determines that the conduct of any disputing party is such that it should bear all or a greater proportion, the fees and expenses of the independent expert shall be borne by the parties in equal shares.

22.7	The independent expert is an independent expert, not an arbitrator. The independent expert’s decision will be conclusive and final and binding on the parties except in the case of manifest error.

22.8	This clause does not apply to a court application seeking an urgent remedy such as an injunction.

23.	Severance

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

24.	Warranties

Each party warrants to the other:

(a)	the execution and delivery of this Agreement has been properly authorised by all necessary corporate action;

(b)	it has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by it;

(c)	this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(d)	this Agreement and each transaction contemplated by this Agreement does not or will not contravene, conflict with or result in a breach of or default under any contract by which it is bound.

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25.	Force Majeure

25.1	If a party is prevented in whole or in part from carrying out its obligations under this Agreement (other than an obligation to pay money) as a result of Force Majeure and gives notice of the Force Majeure event to other party, then the obligations which cannot be performed (other than an obligation to pay money) because of the Force Majeure will be suspended while the Force Majeure continues.

25.2	The term of this Agreement will not be extended by the period of Force Majeure.

25.3	For the purposes of this clause 25, “Force Majeure” means an event or cause beyond the reasonable control of the party claiming force majeure, including an act of God or the effect of any applicable laws, orders, rules or regulations of any government or other competent authority.

26.	Entire Contract

This Agreement contains the entire contract of the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct by the parties with respect to its subject matter.

27.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one agreement.

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Executed as an agreement

Executed by PMI Mortgage Insurance Co.:

Director Signature

Print Name

Executed by QBE Mortgage Insurance (Asia) Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

SCHEDULE A

Technology Services for QMI Asia Operations

QMI Asia Operational Services Overview

This Agreement is for operational services to be provided by TPG’s Corporate Technology Solutions team (“CTS”) located at 3003 Oak Road, Walnut Creek, California 94597 and includes the following:

1.	Production support of the SMP loan servicing system for a maximum period of six (6) months from the Completion Date.

2.	Production support of the Enterprise Data Warehouse (“EDW”) reporting and analytics environment. QMI Asia acknowledges that PMIC will only be able to provide this service from the Completion Date for a period of time not to exceed the period of time the services in Section 1.0 (1) of this Schedule A are provided.

3.	Production support of the Avaya phone and voicemail systems for a maximum period of three (3) months from the Completion Date.

4.	Production support of PMIC issued desktops and laptops with certified software and hardware builds for a maximum period of three (3) months from the Completion Date.

5.	Production support of domain controller, file and print server for a maximum period of three (3) months from the Completion Date.

6.	Network connectivity and network management support for network links among TPG, QMI Asia and QBE LMI.

7.	Production hosting of Microsoft Exchange email, MyDocs file repository and SharePoint services for a maximum period of three (3) months from the Completion Date.

8.	Production hosting of Blackberry Enterprise Server (“BES”) for Microsoft Exchange services for a maximum period of three (3) months from the Completion Date.

Key Elements

1.	CTS will provide QMI Asia with the level of service that CTS provided to QMI Asia prior to completion of the transaction under the Sale Deed.

2.	The SMP and EDW systems will continue to be owned by the TPG and no licenses will be issued to QMI Asia.

Detailed Description of Operational Services

1.	Production support of the SMP loan servicing system for a maximum period of six (6) months from the Completion Date.

The SMP loan servicing system will be available for use under the same schedule provided to QMI Asia prior to completion of the transaction under the Sale Deed for the term of the Agreement.

2.	Production support of the EDW reporting and analytics environment. QMI Asia acknowledges that PMIC will only be able to provide this service from the Completion Date for a period of time not to exceed the period of time the services in Section 1.0 (1) of this Schedule A are provided.

The EDW will continue to provide QMI Asia operational reports and summary and analytical capabilities available for use by QMI Asia currently. The EDW environment will be available for use under the same schedule provided to QMI Asia prior to completion of the transaction under the Sale Deed for the term of this Agreement.

Responsibilities

4.01	CTS Responsibilities

Account Management

(a)	Task Description

CTS will provide Account Management for CTS responsibilities in this Agreement.

The objective of this task is to allow CTS and QMI Asia to monitor the contractual responsibilities of service performance, planning, communications, reporting, and procedural and contractual activity.

The CTS Project Manager will be responsible for this task which includes reviewing the following with the QMI Asia Project Manager on at least a monthly basis:

•	Service Level performance.

•	Issue management.

•	Additional Services and projects (Request for Service) status.

•	Contract deliverable status.

•	Contract change status.

(b)	Reporting

The above tasks will be discussed during the regular transitional services status calls, generally to be scheduled Wednesdays at 4pm PST, Thursday 11am in Sydney and Thursday 8am in Hong Kong. During the call documentation on any of the above items can be requested by QMI Asia and will be provided via the email agenda/status template currently in use. These times may change to observe daylight saving changes.

Service Centre

(a)	Task Description

CTS will continue to provide second level support for the production processes in the systems. Calls reported to CTS will be recorded in the PMIC’s Problem Management System.

CTS will be available for support under the same schedule provided to QMI Asia prior to Completion of the transaction under the Sale Deed. The existing GNOC after hours support process will continue to be used.

Problem Management

(a)	Task Description

All problems relating to the systems will be logged. The responsibility for this will be shared between QMI Asia and CTS. Problem history and status will be reviewed at the regular QMI Asia and CTS status meetings.

New Services

(a)	If QMI Asia requires additional services out of the scope of this Agreement, the Request for Service Process will be followed in accordance with section 5.0 of this Schedule.

4.02	QMI Asia Responsibilities

The responsibilities listed in this section are to be provided at no charge to PMIC. PMIC’s performance is predicated upon the following responsibilities being fulfilled by QMI Asia.

Operations Manager

(a)	Task Description

The QMI Asia Project Manager will be the QMI Asia coordinator and manager of the planning and execution phases of this Agreement. The Project Manager’s responsibilities include the following:

•	Serve as the interface between the CTS team and all QMI Asia departments participating in this Agreement.

•	Help resolve issues and escalate issues to CTS and/or QMI Asia Management, as necessary.

•	Participate in the maintenance of the Service Levels.

•	Attend Status meetings.

•	Ensure that all QMI Asia’s responsibilities are properly carried out in a timely manner.

•	With the CTS Project Manager, administer the Request for Service process in accordance with section 5.0 of this Schedule.

2.	Ongoing System Services

QMI Asia will take responsibility for the following:

(a)	Provide CTS with access to the appropriate staff of QMI Asia for any production support issues in which CTS is asked to assist. Perform any tasks necessary which may be in areas that QMI Asia would have an objection for PMIC to have access or require physical proximity.

(b)	Provide first level application support and guidance for all QMI Asia users.

(c)	Provide ongoing problem analysis for application related problems.

(d)	Provide details of application support people (names, contact numbers), if not already known to CTS.

(e)	Escalate issues during the weekly status call as necessary.

3.	Printing

(a)	Task Description

QMI Asia is responsible for the management of all remote printers, their supplies and operations.

Request for Service Process

The Request for Service (“RFS”) Process under clause 2.2 of this Agreement allows QMI Asia to request services which are outside the scope of this Schedule A. These requests must be written and in the form of Requests for Service. The Request for Services Form is included in Exhibit A to this Schedule A.

Where the RFS is complex, PMIC will work with QMI Asia to develop a Statement of Requirements. Once agreed, PMIC will develop a detailed Works Specification which requires approval from QMI Asia. The works specification will form the basis for support and constitute the work to be performed under the RFS.

Exhibit A

Request for Services Form

Project:	Requester:	Date:

Service Description:

Planned Start:	Planned Completion:	Contact:

Acceptance

Name:	Name:
Title:	Title:
Signature:	Signature:
Date:	Date:

SCHEDULE B

Services for PeopleSoft Environments

PeopleSoft Overview

This Agreement is for PeopleSoft services and includes the following:

Production support of the PeopleSoft finance system by the PeopleSoft Centre of Excellence (“COE”) located at 3003 Oak Road, Walnut Creek, California 94597.

Key Elements

1.	COE will provide QMI Asia the level of service that is provided by Oracle On Demand (OOD) for all entities. See the Master Services Agreement dated May 10, 2006 between Oracle USA, Inc. and PMIC (“OOD Contract”).

2.	The document covers any additional support provided by the COE outside of the OOD Contract.

3.	All application software will continue to be licensed by PMIC and no Oracle licenses will transition to QMI Asia.

Responsibilities

3.01	COE Responsibilities

Account Management

(a)	Task Description

The COE will provide Account Management for the COE responsibilities in this Agreement.

The objective of this task is to allow the COE and QMI Asia to monitor the contractual responsibilities of service performance, planning, communications, reporting, and procedural and contractual activity.

The COE Project Manager will be responsible for this task which includes reviewing the following with the QMI Asia Project Manager on at least a monthly basis:

•	Service Level performance.

•	Issue management.

•	Additional Services and projects (Request for Service) status.

•	Contract deliverable status.

•	Contract change status.

(b)	Reporting

The above tasks will be discussed during regular transitional services status calls, generally to be scheduled Wednesdays at 4pm PST, Thursday 11am in Sydney and Thursday 8am in Hong Kong. During the call documentation on any of the above items can be requested by QMI Asia and will be provided via the email agenda/status template currently in use. These times may change to observe daylight saving changes.

Service Centre

(a)	Task Description

The COE will continue to provide second level support for the production processes in the system. Calls reported to the COE will be recorded in PMIC’s Problem Management System.

The COE will be available for support Monday through Friday 8am - 5pm PST except for US holidays for non severity 1 issues as defined by the OOD Contract, Exhibit 1, Service Level Management. The COE on call resource will be available for severity 1 issues Sunday 4pm through Thursday 12am PST. The existing GNOC after hours support process will continue to be used.

PMIC will continue to provide network connectivity to OOD for QMI Asia users via the Australia connection to Austin through Rancho Cordova.

Problem Management

(a)	Task Description

All problems relating to the systems will be logged. The responsibility for this will be shared between the QMI Asia and the COE. Problem history and status will be reviewed at the regular QMI Asia and COE status meetings.

Change Management

(a)	Task Description

The COE will advise QMI Asia of pending changes and the impact of these changes. The COE will perform Change Management in accordance PMIC’s Change Control Process.

Change history and status will continue to be reviewed at the regular QMI Asia and COE meetings.

Application Security

(a)	Task Description

The COE will continue to retain control of QMI Asia user access to the systems, and will continue to add/delete/alter QMI Asia user access to the PeopleSoft system. The existing security change documents and process will continue to be used.

New Services

(a)	If QMI Asia requires additional services out of scope of this Agreement the Request for Service Process will be followed in accordance with section 4.0 of this Schedule.

3.02	QMI Asia Responsibilities

The responsibilities listed in this section are to be provided at no charge to PMIC. PMIC’s performance is predicated upon the following responsibilities being fulfilled by QMI Asia.

PeopleSoft Manager

(a)	Task Description

The QMI Asia Project Manager will be the QMI Asia coordinator and manager of the planning and execution phases of this Agreement. The Project Manager’s responsibilities include the following:

•	Serve as the interface between the COE team and all QMI Asia departments participating in this Agreement.

•	Help resolve issues and escalate issues to COE and/or QMI Asia Management, as necessary.

•	Participate in the maintenance of the Service Levels.

•	Attend Status meetings.

•	Ensure that all QMI Asia’s responsibilities are properly carried out in a timely manner.

•	With the COE Project Manager, administer the Request for Service process in accordance with section 4.0 of this Schedule.

2.	Ongoing System Services

QMI Asia will take responsibility for the following:

(a)	Provide the COE with access to the appropriate staff of QMI Asia for any production support issues in which the COE is asked to assist. Perform any tasks necessary which may be in areas that QMI Asia would have an objection for PMIC to have access or require physical proximity.

(b)	Provide (or perform) regression testing for all code changes migrated to production. The schedule for testing will be reviewed during the weekly calls and reasonable timelines agreed to by both parties.

(c)	Provide first level application support and guidance for all QMI Asia users.

(d)	Provide ongoing problem analysis for application related problems.

(e)	Provide details of application support people (names, contact numbers), if not already known to the COE.

(f)	Escalate issues during the weekly status call as necessary.

3.	Printing

(a)	Task Description

QMI Asia is responsible for the management of all remote printers, their supplies and operations.

Request for Service Process

The Request for Service (“RFS”) Process under clause 2.2 of the Agreement allows QMI Asia to request services which are outside the scope of the current OOD Contract. These requests must be written and in the form of Requests for Service. The Request for Services Form is included in Exhibit A to Schedule A.

Where the RFS is complex PMIC will work with QMI Asia to develop a Statement of Requirements. Once agreed, PMIC will develop a detailed Works Specification which requires approval from QMI Asia. The works specification will form the basis for support and constitute the work to be performed under the RFS.

SCHEDULE C

Investment Management

Services for Princeton Financial System (PAM)

QMI Asia acknowledges that PMIC will only be able to provide the services in this Schedule C until no later than January 31, 2009.

In relation to Princeton Financial Systems, PMIC will provide the following services:

1.	Accept data from QMI Asia’s investment custodian (Citibank);

2.	Import the data from QMI Asia’s investment custodian (Citibank);

3.	Produce financial performance reports in relation to the investment portfolio of QMI Asia; and

4.	Produce financial entries in a form that can be manually entered into Peoplesoft.

SCHEDULE D

Finance Services

PMIC will provide the following financial services with respect to Peoplesoft:

1.	Open/ close of periods – all modules;

2.	With respect to module maintenance roles: (a) chart field additions/ updates, (b) chart field combination build, (c) maintain tree manager and (d) module configuration;

3.	Provide access and support to QMI Asia and its external auditors to facilitate completion of financial statement audit obligations;

4.	Provide access and support to QMI Asia and its internal auditors where their work is to be relied upon by QMI Asia’s external auditors; and

5.	Provide QMI Asia with SAS70 reports performed over the Oracle hosting environment.

In addition, PMIC will provide the following general financial services:

1.	Management of the Citidirect and accounts payable processing system for up to three (3) months from the Completion Date, in respect of administration, accounting and disbursements;

2.	Support from COE in terms of ledger separation and transition;

3.	Provide consulting to QMI Asia in respect of any accounting questions that may arise during the Transitional Period; and

4.	Maintenance and support of the billing/payment interface from SMP into Peoplesoft AR for the duration of SMP being in place for QMI Asia (up to 6 months) in the same manner as the services are provided by PMIC to QMI Asia prior to completion of the transaction under the Sale Deed.

SCHEDULE E

Wide Area Network (“WAN”) Service

Production Environment

Overview

PMIC will provide the following services to QMI Asia:

(a) Day-to-day support of WAN Service at PMIC’s Data Centre located at 11050 White Rock Road, Rancho Cordova, California 95670.

(b) QMI Asia acknowledges that PMIC will only be able to provide the services in this Schedule E for a maximum period of twelve (12) months from the Completion Date.

(c) QMI Asia acknowledges that PMIC will only be able to provide hosting, support and maintenance for QMI Asia’s corporate website for a maximum period of three (3) months from the Completion Date.

Key Elements

1.	PMIC will own and be responsible for the Rancho Cordova network components and services used by QMI Asia.

2.	PMIC will be responsible for the operation and maintenance of the Rancho Cordova WAN service and network hardware components.

3.	All other network components and services will continue to be licensed, operated and maintained by QMI Asia.

Responsibilities

3.01	PMIC Responsibilities

Account Management

(a)	Task Description

PMIC will provide Account Management for PMIC responsibilities in this Agreement.

The objective of this task is to allow PMIC and QMI Asia to monitor the contractual responsibilities of service performance, planning, communications, reporting, and procedural and contractual activity.

PMIC’s Project Manager will be responsible for this task which includes reviewing the following with the QMI Asia Project Manager on a monthly basis:

•	Service Level performance.

•	Issue management.

•	Additional Services and projects (Request for Service) status.

•	Contract deliverable status.

•	Contract change status.

(b)	Reporting

Upon written request the following items will be delivered to QMI Asia within 5 business days:

•	PMIC’s Standard Monthly Service Level Performance Report

•	PMIC’s Standard Monthly Account Management Status Report

Service Centre

(a)	Task Description

PMIC will provide a Help Desk facility to provide second level query support related to the status of the system, applications and batch jobs. Calls reported to the Help Desk will be recorded in PMIC’s Problem Management System.

PMIC’s Service Centre will accept calls from QMI Asia Technical Support employees. Service will be available Sunday through Friday 24 hours per day (Pacific Time), 6 days per week.

Problem Management

(a)	Task Description

All problems relating to the systems will be logged. The responsibility for this will be shared between the QMI Asia Help Desk, PMIC’s Help Desk and PMIC’s operators and shall be logged by the party who first identifies the problem. Problem history and status will be reviewed at the regular QMI Asia and PMIC meetings.

Change Management

(a)	Task Description

PMIC will advise QMI Asia of pending changes and the impact of these changes and shall provide QMI Asia with not less than three (3) Business Days written notice of such change. QMI Asia and its Network Supplier, and PMIC will perform Change Management in accordance with PMIC’s Change Control Process.

Change history and status will be reviewed at the regular QMI Asia and PMIC meetings. PMIC will advise QMI Asia immediately after PMIC receives notification that network hardware and/or software is within ninety (90) days of End of Support or End of Life.

Security

(a)	Task Description

PMIC will be responsible for physical system security console access and maintenance of access controls to their systems.

New Services

(a)	If QMI Asia requires additional services out of scope of this Agreement, the Request for Service Process will be followed in accordance with section 6.0 of this Schedule.

Project Manager

(a)	Task Description

PMIC’s Project Manager will be PMIC’s coordinator and manager of the planning and execution phases of this Agreement. Responsibilities of the PMIC Project Manager include the following:

•	Serve as the interface between PMIC’s team and all QMI Asia departments participating in this Agreement.

•	Help resolve issues and escalate issues to PMIC’s and/or QMI Asia management, as necessary.

•	Participate in the maintenance of the Transitional Services.

•	Attend status meetings.

•	Ensure that all of PMIC’s responsibilities are properly carried out in a timely manner.

•	With the QMI Asia Project Manager, administer the Request for Service process in accordance with section 6.0 of this Schedule.

8. PMIC will provide hosting, support and maintenance for QMI Asia’s corporate website for a maximum period of three (3) months from the Completion Date. The website will be available twenty-four (24) hours a day, seven (7) days a week, unless QMI Asia is otherwise notified due to scheduled maintenance.

3.02	QMI Asia Responsibilities

The responsibilities listed in this section are to be provided at no charge to PMIC. PMIC’s performance is predicated upon the following responsibilities being fulfilled by QMI Asia.

Project Manager

Task Description

The QMI Asia Project Manager will be QMI Asia’s coordinator and manager of the planning and execution phases of this Agreement. The QMI Asia Project Manager’s responsibilities include the following:

•	Serve as the interface between PMIC’s team and all QMI Asia’s departments participating in this Agreement.

•	Help resolve issues and escalate issues to PMIC’s and/or QMI Asia’s management, as necessary.

•	Participate in the maintenance of the Transitional Services.

•	Attend status meetings.

•	Ensure that all of QMI Asia’s responsibilities are properly carried out in a timely manner.

•	With PMIC’s Project Manager, administer the Request for Service process in accordance with section 6.0 of this Schedule.

2.	Ongoing System Services

QMI Asia will take responsibility for the following:

(a)	Provide PMIC with access to QMI Asia’s appropriate Technical and Operations staff. Perform any tasks necessary which may be in areas that QMI Asia would have an objection for PMIC to have access.

(b)	Respond to all problem reports with regard to WAN or network component faults.

(c)	Provide details of network support people (names, contact numbers).

1.	Service Centre

(a)	Task Description

QMI Asia will provide initial Problem Identification and First-Level Problem Determination. QMI Asia will log and respond to all problem reports and will liaise with PMIC’s Global Network Operations Centre as necessary to close out problems.

For network problem management, PMIC will perform recovery or escalation to a set of instructions provided by QMI Asia.

2.	QMI Asia Network

(a)	Task Description

QMI Asia has sole responsibility for customer network equipment and licensing. QMI Asia is responsible for the provision of customer equipment, professional service engagements and post implementation support of network services outside the scope of this Agreement.

3.	Notice to Operational Changes

(a)	Task Description

QMI Asia is required to inform PMIC of any operational changes at least twenty-four (24) hours in advance unless such changes arise as the result of a business continuity or disaster recovery event. The details of the Request for Service Process (“RFS”) are outlined in section 6.0 of this Schedule. Failure to adhere to this policy will result in PMIC’s resources being assigned on a best effort basis to assist problem resolution.

4.	Support

(a)	Task Description

QMI Asia will provide PMIC with instructions for operation of the network and an escalation path to be followed when problems are encountered.

Network Operations

Task Description

PMIC will provide a suitable WAN service and management of network components.

PMIC understands that QMI Asia has decided this to be an adequate WAN for its proposed workload. Upon written request within three (3) Business Days, PMIC will provide system monitoring reports. PMIC will provide technical assistance to recommend to QMI Asia an appropriate configuration to meet the proposed workload.

The system will be supported Sunday through Friday (Pacific) 24 hours per day, 6 days per week by PMIC’s operational staff who will perform the following basic functions:

Hardware and Operating System support.

Recovery from system failures or take appropriate action for problem resolution.

Monitoring of network components and WAN service.

PMIC will provide support staff, Sunday through Friday (Pacific) 24 hours per day, 6 days per week, to perform the following routine Network Management and Operational Support services:

(i)	WAN and network configuration maintenance (adding new devices, etc).

(ii)	WAN and network Problem Resolution.

(iii)	WAN and network performance monitoring.

(iv)	WAN and network problem recording, tracking a resolution and reporting.

(v)	WAN and network change management and control.

(vi)	Regular service level reporting to the QMI Asia Project Manager.

(vii)	Network Operating System and Network Software updates.

The WAN will be located at PMIC’s Data Centre, in Rancho Cordova (Production), California.

Any changes to the WAN or network hardware or software or operating procedures that may affect QMI Asia’s system and/or impact the service level will be communicated to QMI Asia in advance. No changes will be made to the network hardware or system software which will affect QMI Asia’s environment without QMI Asia’s consent.

Where network changes have been requested by QMI Asia, and the scope of the effort falls outside the normal scope of operational and technical support provided by this Agreement, within five (5) business days upon receipt of a completed Request for Services form, PMIC will provide QMI Asia with an estimate of the work required, an estimate of the time to complete the work and the time period in which the work would be scheduled. This type of activity would be administered within the framework of PMIC’s Change Control Procedure.

Completion Criteria

The WAN Service and network component support will be provided Sunday through Friday (Pacific) 24 hours per day, six (6) days per week for the term of the Agreement.

Technical Support

Technical Support for the iSeries will be provided by PMIC through the US Global Network Operations Centre.

In situations where specialist Network Technical support is required, PMIC Data Centre Operations personnel will call PMIC’s Data Centre Technical Support staff for that support and will coordinate its provision.

The Network Technical Support available to QMI Asia through this service includes:

•	Assist in performing problem determination for the WAN service or network component and arrange for service if the failing machine is a PMIC device.

•

PMIC will provide technical assistance in the form of advice and guidance in the usage and setup of the PMIC’s products to QMI Asia’s staff during normal office hours, bearing in mind the time difference between California and Hong Kong.

Service Terms

(a)	Task Description

•	Two (2) hour Response Time support via telephone on Eligible WAN service and network components.

(b)	Hours of coverage are Sunday through Friday (Pacific) 24 hour day, 6 days per week

Request for Service Process

The Request for Service (“RFS”) Process under clause 2.2 of this Agreement allows QMI Asia to request services which may be inside or outside the scope of the current Agreement. These requests must be written and in the form of Requests for Service. The Request for Services Form is included in Exhibit A to Schedule A.

Where the RFS is complex, PMIC will work with QMI Asia to develop a Statement of Requirements. Once agreed, PMIC will develop a detailed Works Specification which requires approval from QMI Asia. The works specification will form the basis for Support and constitute the work to be performed under the RFS.

SCHEDULE F

Servicing Operations

QMI Asia acknowledges that PMIC will only be able to provide the services in this Schedule F from the Completion Date for a period of time not to exceed the period of time the services in Section 1.0 (1) of Schedule A are provided.

In relation to the servicing of loans, PMIC will provide the following services:

1.	Board data from the HKMC web portal;

2.	Perform Unpaid Principal Balance (“UPB”) and Loan Updates;

3.	Create new bills in SMP; and

4.	Apply cash to invoices.

SCHEDULE G

1.	Transitional Services Fees

The Transitional Service Fees payable by QMI Asia to PMIC will be:

(a) PeopleSoft

Peoplesoft software fee/service charge of US$10,000 per month. Such fees will cease when QMI Asia advises PMIC that the iteration of the Peoplesoft environment provided by PMIC is no longer required, with no further liability to monthly costs from that Service Termination Date.

(b) Network Connection

PMIC acknowledges that it will maintain its contractual relationship with Masergy Communications, Inc. in relation to network connection services, provided that QMI Asia continues to pay the fees relating to that contractual arrangement in so far as it relates to the Transitional Services.

(c) Princeton Financial Systems

Princeton Financial Systems fee of US$600 per month. Such fees will cease when QMI Asia advises PMIC that the Transitional Services in relation to Princeton Financial Systems provided by PMIC are no longer required, with no further liability to monthly costs from that Service Termination Date.

(d) Servicing Operations

Servicing Operations fee of US$2,800 per month. Such fees will cease when QMI Asia advises PMIC that the Transitional Services in relation to Servicing Operations provided by PMIC are no longer required, with no further liability to monthly costs from that Service Termination Date.

(e) Out of Pocket Expenses

QMI Asia will pay to PMIC reasonable out-of-pocket costs and expenses of PMIC directly related to PMIC providing the Transitional Services.

2.	Payments by QMI Asia

During the Transition Period, not later than fourteen (14) calendar days following the end of each calendar month, PMIC will submit to QMI Asia in writing an invoice setting forth the Transitional Service Fees and QMI Asia shall pay the amount shown on each such invoice not later than thirty (30) calendar days after receipt of the invoice. In the event of late payment of any invoiced fees, QMI Asia must pay interest on the unpaid and undisputed portion of such fees from the due date of payment until the date of payment at the rate of 2% above LIBOR, without prejudice to any other rights or remedies available to PMIC.

3.	Method of Payment

All amounts payable by QMI Asia to PMIC under this Agreement shall be remitted to PMIC by electronic funds transfer in United States dollars to a bank to be designated in the invoice or otherwise in writing by PMIC, unless otherwise provided for and agreed upon in writing by the parties.

SCHEDULE H

Project Managers

PMIC:

Stan Pachura

PMI Mortgage Insurance Co.

3003 Oak Road,

Walnut Creek, California 94597

United States of America

Telephone: + 1 925-658-6318

Facsimile: + 1 925-658-6412

Email: stan.pachura@pmigroup.com

QMI Asia:

Phil Eagleton

QBE Mortgage Insurance (Asia) Limited

82 Pitt Street,

Sydney NSW 2000

Telephone: + 61 2 9375 4750

Facsimile: +61 2 9375 4646

Email: phil.eagleton@qbe.com

Signed sealed and delivered as a deed

Signed sealed and delivered by The PMI

Group, Inc.:

/s/ L. Stephen Smith	/s/ Andrew D. Cameron
Director Signature	Secretary Signature

Print Name	Print Name

Executed as a deed in accordance with

section 127 of the Corporations Act 2001 by

QBE Lenders’ Mortgage Insurance Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsey
Director Signature	Director/Secretary Signature

Print Name	Print Name

Executed as a deed in accordance with

section 127 of the Corporations Act 2001 by

QBE Insurance Group Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsey
Director Signature	Director/Secretary Signature

Print Name	Print Name